UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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tw telecom inc.
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10475 Park Meadows Drive
Littleton, Colorado 80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 28, 2014

To the Stockholders of tw telecom inc.:

We will hold the Annual Meeting of Stockholders of tw telecom inc. at the Embassy Suites, 1420 Stout Street, Denver, CO 80202, on June 5, 2014 at 9:00 a.m. MDT.

The purpose of the meeting is to:

1)	Elect seven directors;
2)	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014;
3)	Hold an advisory vote to approve our named executive officers’ compensation for 2013;
4)	Approve the material terms of performance goals for our Amended and Restated 2000 Employee Stock Plan pursuant to Section 162(m) of the Internal Revenue Code;
5)	Vote on a stockholder proposal requesting that our Board of Directors establish a policy requiring our Chairman to be an independent director, if properly presented at the Annual Meeting; and
6)	Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 7, 2014 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

Our proxy statement and our 2013 annual report to stockholders are available at http://www.twtelecom.com/ proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (i.e, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please register no later than June 3, 2014 by calling (303) 542-6894 or by sending an email to pr@twtelecom.com. You may also obtain directions to the site of the meeting by calling that telephone number or sending an email to that address. Each stockholder must present (i) valid picture identification, such as a driver’s license or passport, and (ii) proof of ownership, such as a copy of your proxy or voting instruction card or a copy of a brokerage or bank statement showing your share ownership as of the Record Date.

Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

We have enclosed our 2013 annual report, including our Annual Report on Form 10-K for the year ended December 31, 2013, the proxy statement and proxy card with this notice of annual meeting of stockholders.

Please vote your shares via the Internet, by telephone, or by mail. The Board of Directors is soliciting your proxy.

Scan this QR Code to view digital versions of our Proxy Statement and 2013 Annual Report and to vote via the Internet

BY ORDER OF THE BOARD OF DIRECTORS

Tina A. Davis
Senior Vice President, General Counsel and
Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

LETTER FROM THE CHAIRMAN & CEO April 28, 2014 Dear Fellow Stockholders, We will host our 2014 Annual Meeting of Stockholders on June 5, 2014 at 9:00 a.m. MDT in Denver, Colorado.

Your Vote Matters – Please Vote

Your vote and support are very important to us. I am asking you to consider the five annual meeting proposals, our Board’s vote recommendations and the rationale for those recommendations, as described in detail in this proxy statement. These are all significant matters for tw telecom.

I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares will be represented and voted at the meeting.

Continuous Improvement – in our Operations and our Disclosure

tw telecom focuses on communicating clearly and transparently with our stockholders. We have enhanced the format of our proxy statement so that it is easier for you to read and navigate.

We Value Your Feedback

We welcome your input on our proxy statement, governance and executive compensation matters, or any other issues that you would like to convey, so please be sure to provide your feedback.

Over the years your feedback has helped shape our disclosure, executive compensation, governance and our ongoing communications with our stockholders.

2013 in Review

The last year has been a dynamic one, and I am proud of what tw telecom accomplished including our industry-leading innovation, our ongoing strong growth and the path we are setting to continue growing our record of 37 consecutive quarters of sequential revenue growth.

I invite you to also read our Annual Report, which further describes our 2013 accomplishments and our vision for the future in greater detail.

As always, we value your ongoing feedback and support of tw telecom, and we remain committed to driving long-term value for our shareholders.

Larissa Herda,
Chairman and CEO

Share Ownership	70

Certain Relationships and Related Transactions	72

Submission of Stockholder Proposals	73

Annual Report to Stockholders and Form 10-K	74

Proxy Statement

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 5, 2014

General Information

1.	Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (also referred to as the “Board”) of tw telecom inc. (also referred to as the “Company,” “we,” “us,” and “our”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held on June 5, 2014, at 9:00 a.m. mountain daylight time at the Embassy Suites, 1420 Stout St., Denver, CO 80202. If you held shares of tw telecom inc. common stock (the “Common Stock”) on the close of business on April 7, 2014 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described below under the heading “What am I voting on?”

You do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote over the Internet or by telephone. We have also enclosed our 2013 annual report, including our Annual Report on Form 10-K for the year ended December 31, 2013, the proxy statement and proxy card with this notice of annual meeting of stockholders. We anticipate the first mailing of this proxy statement to be on or about April 28, 2014.

2.	What am I voting on?

There are five proposals scheduled to be voted on at the Annual Meeting:

1.	Elect seven directors.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

3.	Advisory vote to approve our named executive officers’ compensation for 2013.

4.	Approve the material terms of the performance goals for our Amended and Restated 2000 Employee Stock Plan (our “Stock Plan”) pursuant to Section 162(m) of the Internal Revenue Code (the “Code”).
5.	Vote on a stockholder proposal requesting that our Board of Directors establish a policy requiring our Chairman to be an independent director, if properly presented at the Annual Meeting.

You will also be able to consider such other matters that properly come before the meeting and any adjournments or postponements of the meeting.

3.	Who can vote at the Annual Meeting?

If you were a holder of our Common Stock either as a stockholder of record or as the beneficial owner of shares held in street name as of the close of business on the Record Date of April 7, 2014, you may vote your shares at the Annual Meeting. As of the Record Date, there were

137,915,162 shares of our Common Stock outstanding. Each stockholder has one vote for each share of Common Stock held as of the Record Date. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.

Proxy Statement	|	1

General Information (continued)

4.	What does it mean to be a “stockholder of record”?

If, on the Record Date, your shares of Common Stock were registered directly in your name with the Company’s transfer agent, Wells Fargo Shareowner Services, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by telephone or Internet, to ensure your vote is counted.

5.	What does it mean to beneficially own shares in “street name”?

If, on the Record Date, your shares of Common Stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are entitled to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

Under the rules that govern brokers, your broker is not permitted to vote on your behalf on any matter to be considered at the Annual Meeting (other than the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014) unless you provide specific instructions to the broker as to how to vote. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted.

6.	What if I return the proxy card to the Company but do not make specific selections?

If you return a signed, dated, proxy card to the Company without making any voting selections, the Company will vote your shares “FOR” the Board of Directors’ nominees (Proposal 1), “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2), “FOR” approval of the compensation of our named executive officers for 2013 (Proposal 3), “FOR” approval of the material terms of the performance goals for our Stock Plan pursuant to Section 162(m) of the Code (Proposal 4), and “AGAINST” approval of the stockholder proposal requesting that our Board of Directors establish a policy requiring our Chairman to be an independent director (Proposal 5).

The persons appointed as proxy holders will use their discretion on other matters that may properly come before the Annual Meeting, or any postponements or adjournments of the Annual Meeting. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for another nominee in their discretion.

7.	How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “AGAINST,” abstentions and broker non-votes. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

8.	What is the voting requirement to approve each of the proposals?

Proposal One–Election of Directors

Board Recommendation: For Each Nominee

Election of the nominees to the Board requires a plurality of the votes cast at the meeting by the holders of shares of our common stock.

Proposal Two–Ratification of Appointment of Independent Auditors

Board Recommendation: For the Proposal

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on the matter.

2	|	Proxy Statement

General Information (continued)

Proposal Three–Approval of the Compensation of our Named Executive Officers for 2013 on an Advisory Basis

Board Recommendation: For the Proposal

Approval of the resolution to approve the compensation of our named executive officers for 2013 requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on the matter.

Proposal Four–Approve the Material Terms of the Performance Goals for our Stock Plan

Board Recommendation: For the Proposal

Approval of the resolution to approve the material terms of the performance goals for our Stock Plan pursuant to

Section 162(m) of the Code requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on the matter.

Proposal Five–Stockholder Proposal to Establish a Policy Requiring that our Chairman be an Independent Director

Board Recommendation: Against the Proposal

The stockholder proposal to require that our Board Chairman be an independent director requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on this matter.

9.	How many shares must be present or represented to conduct business at the Annual Meeting?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum is present if at least a majority in total voting power of our outstanding capital stock as of the record date is present in person or by proxy. The votes of stockholders who fail to vote by proxy or attend the meeting will not count toward determining a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

10.	How do I vote my shares of Common Stock?

You can vote your shares via the Internet, by telephone, by mail or in person at the meeting. Instructions for voting by all of these means are set forth on the proxy card which accompanies this proxy statement. To vote by mail, complete and sign your proxy card and return it in the enclosed business reply envelope.

Your proxy will be voted in accordance with the instructions contained therein. Unless otherwise stated, all shares represented by your delivered proxy will be voted as noted above under “What if I return the proxy card to the Company but do not make specific selections?” If your shares are held in street name or through a benefit or compensation plan, your broker or your plan trustee should give you instructions for voting your shares.

11.	May I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy by:

  Delivering a signed, written revocation letter, dated later than your proxy, by June 4, 2014 to Tina Davis, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124.
  Delivering a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services, either in person to 1110 Centre Point Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854.
  Attending the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.
  Re-voting by Internet or telephone within the time periods provided on the proxy card if you voted by the Internet or by telephone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 5, 2014. This proxy statement and our 2013 annual report to stockholders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

Proxy Statement	|	3

General Information (continued)

12.	How will proxies be solicited and who will pay the cost of soliciting proxies?

The solicitation of proxies by our Board is to be made principally by mail. Arrangements will be made with banks, brokers, custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We will pay the costs of soliciting proxies from stockholders.

13.	How can I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov or visiting our website.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible by:

using the internet at www.proxypush.com/twtc	calling toll-free from the United States, U.S. territories and Canada to 1-866-883-3382	mailing your signed proxy or voting instruction form

4	|	Proxy Statement

Executive Proxy Summary

Executive Proxy Summary

Below are our 2013 performance highlights, governance changes, executive compensation highlights and the proxy proposals with our Board of Directors’ vote recommendations.

2013 Performance Highlights

Financial	Strategic and Operational	Balance Sheet
  6.4% Annual Revenue Growth
  35.3% Annual M-EBITDA Margin
  Three Year compound annual growth rate (1) as of 12/31/13
-  7.1% Revenue
-  6.0% M-EBITDA (2)
-  21.3% Equity Appreciation
  Delivered $36.5 million of Annual Net Income

  Expanded our Intelligent Network capabilities
  Demonstrated our Constellation Platform® prototype
  Launched other new features, services and capabilities
  Expanded our sales force by 16%
  Announced a strategic market expansion to five new and in over one-third of existing markets

  Opportunistically refinanced over 70% of debt (3), improved terms and rates and extended maturities
  Utilized nearly $1 billion in cash for share repurchases and to settle convertible debt
-  avoided up to 20 million shares of potential equity dilution
-  executed $416 million of share repurchases

Governance

Key 2013 Governance Changes
  Expanded Lead Director duties to enhance the Lead Director position. With the expanded duties our Lead Director position includes all duties recommended by Institutional Shareholder Services (“ISS“), as described on page 26

Governance Recognition

America’s 100 Most Trustworthy Companies
Recognized by Forbes and GMI Ratings as one of America’s 100 Most Trustworthy Companies, based on reviews of governance and accounting of over 8,000 public companies

2013 Executive Compensation

Key Considerations and Highlights
  Pay for Performance – 3 year CAGR – Stock Appreciation 21.3%
  Total direct compensation of CEO, COO, CFO and CAO essentially flat vs. 2012
  Base Salaries – Targeted Below Peer Median
  Annual Incentive Awards – For 2013, awarded at target amounts based on Company and individual performance
  Equity Awards – Higher % of total direct compensation than peers, putting more compensation at risk and consistent with stockholder input

  Company financial results compare favorably to peer results for 2013 revenue growth and EBITDA margin
  Peer Selections – Based on who we compete with for our talent and customers
  Regression of large peers’ data for comparability was statistically validated

(1)	We refer to a compound annual growth rate as a “CAGR.”
(2)	Modified EBITDA, a non-GAAP financial measure, is reconciled to net income, the most comparable U.S. GAAP measure, in Appendix A.
(3)	Of Total Debt Outstanding as of 12/31/12.

Proxy Statement	|	5

Executive Proxy Summary (continued)

Director Nominees

The following table provides summary information about each director nominee. See “Proposal 1–Election of Directors” for more information regarding relevant experience and expertise.

Name	Age	Director Since	Principal Occupation	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee	Areas of Expertise
Larissa L. Herda	55	1998	Chairman and Chief Executive Officer of tw telecom					Public Company CEO Telecom Industry Regulatory Leadership Federal Committees Capital Markets Cybersecurity
Gregory J. Attorri	55	2006	Founder, GJA Advisory Services LLC; and Adjunct Professor at Villanova School of Business	✓				Telecom and Cable Industry Investment Banking Capital Markets Mergers & Acquisitions Corporate Governance
Irene M. Esteves	55	Nominee	Former CFO of Time Warner Cable Inc.	✓				Public Company CFO Experience Cable Industry Large Cap Experience Strategic Leadership Capital Markets Mergers & Acquisitions
Spencer B. Hays Lead Independent Director	69	2007; 1999-2006	Retired Senior Vice President and Deputy General Counsel of Time Warner Inc.	✓				Media and Cable Industry Large Cap Experience Corporate Governance Mergers & Acquisitions Corporate Law Corporate Ethics and Compliance
Kevin W. Mooney*	56	2005	President, General Markets Division, Blackbaud, Inc.	✓				Public Company CEO & CFO Experience Software and Telecom Industry Strategic Leadership Capital Allocation Mergers & Acquisitions Risk Management
Kirby G. Pickle	57	2007	Chief Executive Officer of Dental Holding Corporation	✓				Public Company CEO Experience Technology Industry Strategic Leadership Mergers & Acquisitions Enterprise Perspective Capital Allocation
Roscoe C. Young, II	63	2005	Managing Director, Laurelwood Partners Chief Executive Officer and President of Young Kinsley Technology Group	✓				Telecom CEO Experience Telecom Industry Mergers & Acquisitions Sales and Operations Leadership Executive Compensation
Number of Meetings in 2013					9	5	6

*	Audit Committee Financial Expert		Member
	Chairman	✓	Independent Under NASDAQ Listing Rules

6	|	Proxy Statement

Executive Proxy Summary (continued)

Executive Summary of Proxy Proposals

Proposal 1–Election of Directors

We have nominated all six incumbent directors to serve another one year term. After a comprehensive review of her experience, abilities and qualifications, we have also nominated Irene M. Esteves to be elected to a one year term. Our Board increased its size to seven directors concurrently with its approval of the new nominee, effective upon her election at our Annual Meeting. These nominees were selected based on a variety of factors, including their experience, knowledge, industry expertise, diversity of perspective, judgment and strategic vision. With the exception of Larissa Herda, our Chairman and Chief Executive Officer, all nominees are independent under the NASDAQ Listing Rules. We believe all nominees are well qualified and that our incumbent directors have been actively involved in their positions. We invite you to review their qualifications beginning on page 9. Our Board recommends that you vote FOR the election of these director nominees.

Proposal 2–Ratification of Appointment of our Independent Auditors

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our operations and has significant experience relative to our business. Our Board recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

Proposal 3–Advisory Vote to Approve our Executives’ Compensation for 2013

In accordance with applicable rules, stockholders have the opportunity for a non-binding advisory vote on the compensation of our named executive officers in 2013 as disclosed in this proxy statement. We encourage you to review our executive compensation disclosure and compensation discussion and analysis beginning on page 32. Our Board recommends that you vote FOR approval of our Executives’ Compensation for 2013.

Proposal 4–Approve the Material Terms of Performance Goals for our Stock Plan

We are asking you to approve the material terms of performance goals, as amended by our Board, for our stock plan in order to preserve the tax deductibility of any future performance-based equity that may be granted to certain of our executive officers. Our Board recommends that you vote FOR this proposal.

Proposal 5–	Stockholder Proposal to Establish a Policy Requiring that our Chairman be an Independent Director

We received a stockholder proposal requesting that our Board establish a policy requiring our Chairman to be an “independent director.” Under current NASDAQ governance standards, the proposal would prevent an executive officer from serving as our Chairman for at least three years after he or she ceases to be an employee, unreasonably limiting succession options and precluding the optimal utilization of knowledge and expertise. Specifically, this proposal would preclude our current Chairman and Chief Executive Officer, Larissa Herda, who has a strong track record of performance and played a pivotal role in our growth and development, from serving as Chairman for a period of three years, even if she no longer serves as our Chief Executive Officer. A similar proposal by the same proponent was defeated at our 2013 and 2012 annual meetings by a wide margin, evidencing strong stockholder support for our current Board structure. Our Board recommends that you vote AGAINST the proposal.

Proxy Statement	|	7

Proposal 1–Election of Directors

Proposal 1–Election of Directors

Our Board recommends that you vote FOR all seven director nominees.

Our Board currently has six directors and has increased the Board’s size to seven directors concurrently with its approval of a new nominee, effective upon our new nominee’s election at our Annual Meeting. Our Nominating and Governance Committee nominated the seven nominees for our Board listed below. All six of our directors currently serving on our Board have been nominated for re-election and, if re-elected, their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Our Nominating and Governance Committee has also nominated Irene M. Esteves as a director nominee after a comprehensive review of her background, experience, skills and qualifications. The Nominating and Governance Committee believes that Ms. Esteves’ cable industry experience, experience in the financial services industry and strong executive leadership background will complement and enhance the collective expertise of our Board, contribute additional diversity, perspective and strategic vision, and that she will have the ability to work effectively with our existing board members. If elected, Ms. Esteves’ term will continue until the next Annual Meeting of Stockholders or until her successor is duly elected and qualified. Each nominee has consented to serve on the Board until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the Board may designate a substitute nominee and the proxy holders will vote all valid proxies for the election of the substitute nominee.

Our common stock is listed on the NASDAQ Global Select Market and we are subject to NASDAQ corporate governance rules. Those rules generally require the majority of the board of directors of listed issuers to be composed of independent directors. Our Board has determined that all nominees except for Larissa Herda, our Chairman and CEO, are independent under the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ Listing Rules.

Under our by-laws, the seven nominees who receive the greatest number of votes cast for the election of directors will be elected as our directors. However, under our Director Resignation Policy, in an uncontested election, any director nominee who fails to receive a greater number of votes “for” his or her election than votes “withheld” from his or her election must tender his or her resignation. The Nominating and Governance Committee will promptly evaluate any such resignation and make a recommendation to the Board, in the Company’s and our stockholders’ best interests, whether the resignation should be accepted or other action taken. (See “Corporate Governance Information—Director Nomination Process—Director Resignation Policy.”)

We believe that our Board functions effectively as a group and has a strong mix of executive, finance, capital markets, industry, corporate governance and strategic expertise, including as described below:

DIRECTORS’ SKILLS AND QUALIFICATIONS
cable industry	investment banking
capital allocation	media industry
capital markets	mergers and acquisitions
corporate governance	public company CEO experience
corporate law	public company CFO experience
cybersecurity	regulatory leadership
diversity	risk management
enterprise focus	sales and operations leadership
executive compensation	software industry
financial expertise	technology industry
financial services industry	telecom industry

On the following pages, we have noted certain individual skills and qualifications that contributed to our Nominating and Governance Committee’s recommendation and the Board’s nomination of the individual director nominees. We believe these skills and qualifications will contribute to the strong performance and effectiveness of our Board as well as strong working relationships among the members.

8	|	Proxy Statement

Proposal 1–Election of Directors (continued)

BOARD OF DIRECTORS

Larissa L. Herda (55)

Chairman & CEO Chairman since 2001 Areas of Expertise Public Company CEO Telecom Industry Regulatory Leadership Federal Committees Capital Markets Cybersecurity

Director since July 1998

Chairman

  Chairman of the Company since June 2001
  Chief Executive Officer of the Company since June 1998
  President of the Company from June 1998 to January 2014
  Senior Vice President, Sales of the Company from March 1997 to June 1998

Currently Serving As:

  Chair of FCC’s Communications, Security, Reliability and Interoperability Council
  Member of the President’s National Security Telecommunications Advisory Committee
  Chairman of the Board of the Denver Branch of the Federal Reserve Bank of Kansas City

Ms. Herda’s day-to-day knowledge of us, gained from 16 years of managing us, depth of experience with customers, investors, regulators, bankers and legislators, over 25 years of experience in the telecommunications industry and strong leadership skills uniquely qualify her as a Board member and Chairman. She is actively involved in regulatory and legislative matters, including her engagement with FCC Commissioners and staff and members of the U.S. Congress and her service on the Federal committees and board discussed above. Ms. Herda also serves on the advisory board for the Center for Education in Social Responsibility at the University of Colorado’s Leeds School of Business. Each of these activities support the Company’s and the community’s interests. Under Ms. Herda’s direction, we have grown to approximately $1.6 billion in annual revenue, a 28-fold increase from $55.4 million in 1997, expanded our fiber network footprint to include 75 existing and five planned new markets, built a leading national IP network, created a culture of innovation resulting in deployment of industry-leading services, including our Intelligent Network and advanced Ethernet services, and completed four acquisitions.

Gregory J. Attorri (55)

Independent Director
Nominating and
Governance
Committee Chair
Audit Committee
Areas of Expertise
  Telecom and Cable Industry
  Investment Banking
  Capital Markets
  Mergers & Acquisitions
  Corporate Governance

Director since April 2006

Chairman of Nominating and Governance Committee

Member of Audit Committee

  Founder, GJA Advisory Services LLC, a provider of financial advisory services since July 2009
  Adjunct Professor at Villanova School of Business since January 2010, teaching courses, including corporate governance, in their MBA program
  President and Chief Operating Officer of Waller Capital Corporation, a media, communications and digital information-focused investment bank, from July 2006 to March 2009

Mr. Attorri has extensive knowledge of the capital markets and extensive experience in mergers and acquisitions, focused particularly on the communications industry, from 20 years in investment banking, including positions with Merrill Lynch, Morgan Stanley, Wachovia Securities and Waller Capital, as well as a broad perspective on the communications industry. These insights have been particularly valuable in discussions of our strategy and capital and liquidity needs.

Proxy Statement	|	9

Proposal 1–Election of Directors (continued)

Irene M. Esteves (55)

Independent Director Nominee Areas of Expertise Public Company CFO Experience Cable Industry Large Cap Experience Strategic Leadership Capital Markets Mergers & Acquisitions

Director Nominee for 2014

  Executive Vice President and Chief Financial Officer of Time Warner Cable Inc. from July 2011 to May 2013
  Executive Vice President, Chief Financial Officer of XL Group plc from May 2010 to June 2011
  Senior Executive Vice President, Chief Financial Officer of Regions Financial Corporation from April 2008 to February 2010

Ms. Esteves is an experienced public company executive, having served most recently as Chief Financial Officer of Time Warner Cable Inc., with oversight over all finance functions, including treasury, accounting, internal audit, strategic financial planning, mergers and acquisitions and investor relations. Ms. Esteves previously served on the boards of Timberland Co. and Johnson Diversey Inc. With over 20 years of experience overseeing global finance, risk management, finance operations, human resources and corporate strategy for prominent U.S. and global companies, including Time Warner Cable Inc., Ms. Esteves will bring a strong history of strategic leadership, additional diversity and valuable cable industry perspective to the Board.

Spencer B. Hays (69)

Lead Independent
Director
Nominating and
Governance Committee
Areas of Expertise
  Media and Cable Industry
  Large Cap Experience
  Corporate Governance
  Mergers & Acquisitions
  Corporate Law
  Corporate Ethics and Compliance

Director since April 2007; also October 1999 to September 2006

Lead Director

Member of Nominating and Governance Committee

  Retired
  Senior Vice President and Deputy General Counsel of Time Warner Inc., from January 2001 to March 2006
  Vice President and Deputy General Counsel of Time Warner Inc., from its formation in 1990 to January 2001

As a senior corporate attorney with over 25 years of experience with a large public company that started our business and took us public, Mr. Hays has extensive knowledge of our history and broad experience in a wide array of issues confronting public companies, including corporate governance, executive compensation, mergers and acquisitions, finance, securities and business law, corporate compliance and problem-solving in general.

10	|	Proxy Statement

Proposal 1–Election of Directors (continued)

Kevin W. Mooney (56)

Independent Director
Audit Committee Chair
Compensation
Committee
Areas of Expertise
  Public Company CEO & CFO Experience
  Software and Telecom Industry
  Strategic Leadership
  Capital Allocation
  Mergers & Acquisitions
  Risk Management

Director since August 2005

Chairman of Audit Committee

Member of Compensation Committee

  President, General Markets Division, Blackbaud, Inc., a leading provider of software and professional services to the not-for-profit market, since October 2009. Chief Commercial Officer of Blackbaud, Inc., from July 2008 to October 2009
  Chief Commercial Officer of Travelport GDS, a privately held provider of IT infrastructure and distribution services to the travel industry, from August 2007 to July 2008
  Chief Financial Officer of Worldspan, L.P., a privately held transaction processing firm, from March 2005 to July 2007
  Communications consultant from August 2003 to March 2005
  Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Cincinnati Bell Inc. from April 1996 to July 2003

Mr. Mooney has extensive experience in telecommunications operations and, as a former chief financial officer of a public telecommunications company, in accounting matters. His background is well suited for his position as Chairman of our Audit Committee and as our Audit Committee financial expert. He also brings enterprise perspective from his experience with a non-telecommunications enterprise organization and his expertise in IT infrastructure and software.

Kirby G. Pickle (57)

Independent Director Compensation Committee Areas of Expertise Public Company CEO Experience Technology Industry Strategic Leadership Mergers & Acquisitions Enterprise Perspective Capital Allocation

Director since January 2007

Member of Compensation Committee

  Chief Executive Officer of Dental Holding Corporation, a privately held international network of full service dental laboratories that provides oral restoration products to dentists, since February 2008
  Managing Partner, Bridge Creek Partners, LLP, a privately held consulting firm, from July 2006 to January 2008
  Chairman of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2005 to July 2006
  Chief Executive Officer of DSL.net, Inc., a publicly held broadband and VOIP service provider, from January 2004 to January 2005
  Chief Executive Officer of Velocita Corp., a telecommunications construction company, from October 2000 to January 2004

With his experience as chief executive officer and chairman of several public and private companies and and knowledge of a broad spectrum of industries, including the telecommunications industry, Mr. Pickle brings to our Board a combination of high-tech, telecommunications and enterprise business perspectives.

Proxy Statement	|	11

Proposal 1–Election of Directors (continued)

Roscoe C. Young, II (63)

Independent Director
Compensation
Committee Chair
Audit Committee
Areas of Expertise
  Telecom CEO Experience
  Telecom Industry
  Mergers & Acquisitions
  Sales and Operations Leadership
  Executive Compensation

Director since May 2005

Chairman of Compensation Committee

Member of Audit Committee

  Chief Executive Officer and President of Young Kinsley Technology Group, a provider of engineering and construction solutions to wireless operators, since 2013.
  Managing Director, Laurelwood Partners, a telecommunications consulting and restructuring company, since January 2007
  Chief Executive Officer and Chief Operating Officer of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2001 to December 2006

With 34 years in the telecommunications industry, including his experience as chief executive officer and chief operating officer of a telecommunications company and his service as Vice President Network Services of Ameritech Corporation, Mr. Young brings telecommunications sales and operations perspective to our Board. With over six years of service as the chairman of our Compensation Committee, Mr. Young also has considerable expertise in executive compensation matters.

Vote Required

Election of the nominees to the Board requires a plurality of the votes cast at the meeting by the holders of shares of our common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

12	|	Proxy Statement

Proposal 2–Ratification of Appointment of Independent Auditors

Proposal 2–Ratification of Appointment of Independent Auditors

Board Recommendation: Our Board recommends that you vote FOR ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

We ask that you approve the following resolution on the appointment of our independent registered public accounting firm:

“RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.”

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our predecessor, Time Warner Telecom LLC. Prior to that time, Ernst & Young LLP audited our accounts as a division of Time Warner Entertainment Company, L.P. The Audit Committee approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014. We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, respond to appropriate questions, and be given an opportunity to speak.

Stockholder approval is not required for the appointment of Ernst & Young LLP because our Audit Committee has the responsibility for selecting our independent auditors. Nevertheless, we are submitting the appointment for approval at the Annual Meeting as a matter of good governance practice. If stockholders do not approve this appointment, the Audit Committee will consider the appropriate action.

Audit, Audit-Related, Tax and All Other Fees

The following is a description of the fees billed to us by Ernst & Young LLP for the years ended December 31, 2012 and 2013.

	Year Ended December 31,
	2012	2013
Audit fees	$ 572,140	$ 621,201
Audit–related fees	13,340	–
Tax fees	3,941	5,500
All other fees	–	–

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to review and pre-approve audit and permissible non-audit services to be performed by our independent registered public accounting firm in accordance with applicable rules and standards of the SEC, PCAOB, and the American Institute of Certified Public Accountants, and associated fees between Audit Committee meetings if the full Audit Committee is not available to provide such review and approval. The Chairman promptly reports any decisions to pre-approve audit and non-audit services and fees to the full Audit Committee. All of the fees shown above for 2012 and 2013 were approved in advance by or on behalf of the Audit Committee. The audit fees in 2012 and 2013 include fees for services required to be performed by our independent registered public accounting firm, including the audit of the financial statements and internal control over financial reporting, reviews of quarterly financial information, consents and other procedures related to debt offerings. The audit–related fees in 2012 shown above were incurred for transaction support services performed by Ernst & Young LLP. The tax fees in 2012 and 2013 were incurred for tax consultation services in connection with multi-jurisdictional tax issues.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on this matter.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2014.

Proxy Statement	|	13

Proposal 3–Advisory Vote to Approve Compensation of our Named Executive Officers

Proposal 3–	Advisory Vote to Approve Compensation of Our Named Executive Officers

Board Recommendation: Our Board recommends that you vote FOR the approval of the resolution to approve the compensation of our Named Executive Officers for 2013 on an advisory basis.

We ask that you approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers for 2013, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement, is hereby APPROVED.”

Under the rules of the SEC, we are required to provide you with the opportunity to cast an advisory vote on the 2013 compensation for our Named Executive Officers as set forth in the compensation tables beginning on page 55. This proposal is frequently referred to as a “say-on-pay” vote.

We describe our executive compensation program in the Compensation Discussion and Analysis, or CD&A, related compensation tables and other narrative executive compensation disclosures, all of which are found in this proxy statement. In particular, we encourage you to review the CD&A, beginning on page 32, which describes our executive compensation program in detail.

The main objectives of our compensation program are attracting and retaining high caliber executives, paying for performance, rewarding the achievement of challenging business goals and aligning our named executive officers’ interests with those of our stockholders through a strong emphasis on equity-based compensation.

Since the vote on this proposal is advisory, it is not binding on us. Nonetheless, consistent with our record of responsiveness to our stockholders, our Compensation Committee, which is responsible for recommending the overall design of the compensation of our named executive officers and certain other senior management personnel, will consider our stockholders’ concerns, taking into account the outcome of the vote when making future executive compensation recommendations.

Vote Required

Approval of the resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on this matter.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION
TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

14	|	Proxy Statement

Proposal 4–Approve the Material Terms of Performance Goals for our Stock Plan

Proposal 4–	Approve the Material Terms of Performance Goals for our Stock Plan

Board Recommendation: Our Board recommends that you vote FOR the proposal to approve the material terms of the performance goals for our Amended and Restated 2000 Employee Stock Plan pursuant to Section 162(m) of the Internal Revenue Code.

We are asking you to approve the material terms of performance goals for our Stock Plan in order to preserve our ability to grant awards in the future that meet the requirements for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). We must obtain stockholder approval every five years for these qualified performance-based compensation goals under Section 162(m). We recently amended the Stock Plan to add additional pre-established performance goals. These amended performance goals, which our Compensation Committee may use in the future to measure Company performance in any equity awards granted to our executive officers, are described below under “Material Terms of Performance Goals.”

Overview

Section 162(m) generally limits the federal income tax deduction for compensation paid to any person who serves as chief executive officer or who is one of the three other most highly compensated executive officers, other than the chief financial officer, of a publicly held corporation (each such person, a “Covered Employee”) to $1 million per fiscal year, with an exception for qualified performance-based compensation that is disclosed to and approved by stockholders at least once every five years. Stockholder approval of this proposal is expected to meet that requirement.

While our Board may or may not decide to award compensation to Covered Employees intended to meet the qualified performance-based compensation exception under Section 162(m), we believe that it is important to retain our ability to utilize the qualified performance-based compensation exception. Because five years have elapsed since our stockholders approved the material terms of the performance goals under the Stock Plan in conjunction with approval of the amended Stock Plan in 2009, we are asking our stockholders to approve the material terms of the performance goals, as recently amended.

If our stockholders do not approve this proposal, any incentive compensation awarded under the plan to our Covered Employees may not be fully deductible in the future due to Section 162(m). Even if our stockholders approve the material terms of the performance goals, there can be no assurance that particular awards granted in the future to Covered Employees based on the pre-established performance goals specified in the Stock Plan will be deductible under the qualified performance-based compensation exception or otherwise.

Material Terms of Performance Goals

Eligibility and Participation. All full-time employees of the Company and its subsidiaries, and part-time employees who are benefits eligible as determined by the Company, are eligible to receive awards under the Stock Plan. The Compensation Committee has discretion to limit awards to employees in certain key positions or to employees who have achieved a particular performance rating, and may choose to do so in the future. Non-employee directors are eligible to receive nonqualified stock options or stock awards as the Board may approve, but not incentive stock options. Consultants are eligible to receive nonqualified stock options and stock appreciation rights, but not incentive stock options or stock awards. We have not made any equity awards to eligible consultants.

Performance Awards. The Compensation Committee may grant awards under the Stock Plan that require the issuance of common stock, or grant shares of restricted stock or restricted stock units (“RSUs”), or that vest contingent on the satisfaction of specified performance goals over a specified performance period as established in writing at the time of grant. Once a performance award is granted, the Compensation Committee may not increase the payout due upon the attainment of applicable performance goals, but has the power to reduce any such payout.

Proxy Statement	|	15

Proposal 4–Approve the Material Terms of Performance Goals for our Stock Plan (continued)

Pre-established Performance Goals. The performance goals in the Stock Plan are one or more of the following, individually or in combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years, expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance metrics, as a growth rate or change from preceding periods, relative to a forecast, or as a comparison to the performance of specified companies or a published or special index (including stock market indices) or other external measures:

(a)	cash flow, levered or unlevered as defined in our earnings releases;	(t)	pre-tax earnings;
(b)	earnings per share;	(u)	cost control;
(c)	Modified EBITDA as defined in our earnings releases;	(v)	sales;
(d)	return on equity;	(w)	capital expenditures;
(e)	total stockholder return;	(x)	new product innovation;
(f)	share price performance;	(y)	market share;
(g)	return on capital;	(z)	service revenue;
(h)	return on assets or net assets;	(aa)	operating expense;
(i)	revenue;	(bb)	balance of cash, cash equivalents and marketable securities;
(j)	income or net income;	(cc)	days sales outstanding;
(k)	operating income or net operating income;	(dd)	revenue from specified products or product categories;
(l)	operating profit or net operating profit;	(ee)	industry standing or recognition;
(m)	operating margin, Modified EBITDA margin, or profit margin;	(ff)	employee retention;
(n)	return on operating revenue;	(gg)	growth in customer base;
(o)	return on invested capital;	(hh)	equity appreciation;
(p)	product release schedules;	(ii)	network expansion implementation;
(q)	working capital;	(jj)	launch or enhancement of systems; and
(r)	ratio of debt to stockholders’ equity;	(kk)	measures of customer satisfaction.
(s)	customer retention;

We recently added the performance goals described in (y) through (kk) based on the Board’s assessment of our business strategy. As soon as practicable after the end of each performance period under any outstanding performance-based awards, the Compensation Committee must determine the amount of each award to be paid to each participant and certify its determination in writing.

Participant Award Limits. No performance award or grant of performance-based RSUs may entitle the holder to more than 2,000,000 shares or units in any calendar year based on the attainment of the foregoing performance goals.

This description of the material terms of the performance goals is a summary of the relevant provisions of the Stock Plan and is qualified in its entirety by reference to the relevant terms of the Stock Plan, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. You may receive a copy of the Stock Plan by directing a written request to the Company’s Secretary at 10475 Park Meadows Drive, Littleton, Colorado 80124, Attn: Corporate Secretary. We urge you to carefully read Sections 6 and 14 of the Stock Plan, as the discussion above is only a summary of these provisions.

While the Compensation Committee intends to maximize the deductibility of executive compensation for our Covered Employees when consistent with other compensation goals, we may pay compensation that is not fully deductible if the Compensation Committee believes it is in our best interest to do so.

Vote Required

Approval of the proposal to approve the material terms of the amended performance goals for our Stock Plan pursuant to Section 162(m) requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on this matter.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE
MATERIAL TERMS OF THE PERFORMANCE GOALS FOR OUR STOCK PLAN.

16	|	Proxy Statement

Proposal 5–Stockholder Proposal Regarding Independent Chairman

Proposal 5–	Stockholder Proposal Regarding Independent Chairman

Board Recommendation: Our Board recommends that you vote AGAINST the proposal to require that our Board Chairman be an independent member of the Board.

Gerald Armstrong, 621 Seventeenth Street, Suite 2000, Denver, CO 80293-2001, a beneficial owner of 12,500 shares of our common stock, has advised us that he intends to submit the proposal set forth in italics below at the Annual Meeting.

“Resolution:
That the shareholders of tw telecom inc. request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the Board of Directors to be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.

Stockholder Statement:
The proponent of this proposal believes that the Board of Directors will provide greater oversight of management with an “independent chairman.”

In the past few years, our board- consisting of six members-consists of five non-management members which is so few that it is impossible to attain significant rotation of members for an “audit committee” or “nominating and governance committee,” a practice that violates the standards of good governance practices.

The proponent believes that an “independent” chairman would not allow this and would establish a “majority” voting system to replace the current “plurality” vote standard and to require a “majority” of the votes cast in any meeting to be elected a director.

The current “plurality” voting standard allows nominees to be elected with as little as a single affirmative vote even when a substantial majority of votes are “withheld” from any nominee.

Our Board has failed to create a “plan of succession” in the event that the current Chairman, President and Chief Executive Officer should leave and our current board members seem to be without credentials of service on boards of other public corporations and seem inexperienced in dealing with corporate governance issues. Its fees have been among the highest of NASDAQ listed “National Market” corporations and the compensation for the Chairman, President and Chief Executive Officer was $9,623,102 during 2012.

The Millstein Center for Corporate Governance and Performance at the Yale School of Management and the Chairmen’s Forum endorsed policies requesting U.S. public companies to separate the role of the chairman of the board and CEO. An independent chairman “curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and the CEO, serves as a conduit for regular communication with shareowners, and is the logical next step in the development of an independent board,” the policy notes.

Norges Bank Investment Management, has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board….”

If you agree, please vote “FOR” this proposal.”

Proxy Statement	|	17

Proposal 5–Stockholder Proposal Regarding Independent Chairman (continued)

Company Response to Stockholder Proposal

Our Board believes that our CEO is best suited to serve as Chairman because she is most familiar with our business, strategy, industry and operations and is therefore in the best position to identify priorities for our Board, oversee the assembly of background materials and preside at Board meetings. We also believe that combining the positions of Chairman and CEO facilitates smooth Board functioning and information flow and does not compromise the independent oversight of our Board, which otherwise is composed entirely of independent directors who meet frequently in executive session.

Ms. Herda’s long-standing practice of actively engaging with investors on a quarterly basis provides a valuable conduit for the communication of stockholders’ interests to the full Board and results in her meeting with, and soliciting feedback from, a large number of existing investors as well as potential new investors throughout the year. During this active and personal engagement with major investors, none has ever requested to change the Board’s leadership structure as specifically suggested by the proponent. In fact, our stockholders rejected similar proposals by Mr. Armstrong at the 2012 and 2013 Annual Meeting by a wide margin, evidencing their support for the current Board leadership structure.

Our Board believes that the decision as to who should serve as Chairman is the proper responsibility of the Board, which is uniquely positioned best to evaluate the optimal governance structure of the Board. Our Board members possess considerable experience and intimate knowledge of our Company’s needs and the operation of our Board. Further, our Board wishes to retain the flexibility to select the director best suited to serve as Chairman based on the then relevant circumstances and criteria.

Under current NASDAQ governance standards, the proponent’s proposal would prevent a CEO or other executive officer from serving as Chairman for at least three years after he or she ceases to be an employee of the Company. The proposal would unreasonably limit succession planning alternatives and may deprive the Company and its stockholders of the opportunity to benefit optimally from the unique knowledge and experience of a former CEO or executive officer. Specifically, this proposal would preclude our current Chairman and CEO, Larissa Herda, who has a strong track record of performance and played a pivotal role in our growth and development, from serving as our Chairman for a period of three years, even if she no longer serves as our CEO.

A recent study of 309 companies that separated the CEO and board chairman positions showed that CEO-chairman separation tends to reverse a company’s performance, with the performance of low performing firms generally benefiting from the separation and high performing firms generally suffering.(1) Given the Company’s strong long-term financial, operational and strategic results, including for 2013, we believe that a change to our board leadership structure is unwarranted and could risk adversely impacting our future performance.

Our Nominating and Governance Committee and full Board continually review and analyze our Board leadership structure and have repeatedly concluded that the separation of the Chairman and CEO functions would not be in our best interests or the best interests of our stockholders for the following reasons:

Strong Independent Stewardship

The ultimate objective of our Board structure should be independent stewardship and alignment with stockholder interests. Our Board believes that the interests of stockholders are served through the active involvement of our independent directors in the oversight of the Company, but does not believe that requiring an independent chairman is necessary to accomplish that goal. Rather, our Board achieves independent oversight through:

  a super-majority (five out of six current directors and six out of seven nominees) of independent directors;
  standing Board committees (Audit, Compensation and Nominating and Governance) composed entirely of independent directors;
  robust governance policies as described under “Corporate Governance Information” on page 20; and
  strong oversight of our risk management, key strategic initiatives, executive compensation, succession planning and financial reporting.

Experienced and Highly Engaged Board

Our Board does not need and would not benefit from changes theoretically intended to enhance the relations between our independent directors and our CEO. A significant benefit of the size and tenure of our Board is that all of our independent directors are fully and regularly engaged as directors and involved in setting Board agendas, with open access to our management for purposes of fulfilling their oversight responsibilities.

(1)	Krause, R & Semadeni, M. 2012. Apprentice, Departure, and Demotion: An Examination of the Three Types of CEO-Board Chair Separation. Academy of Management Journal.
(continued)

18	|	Proxy Statement

Proposal 5–Stockholder Proposal Regarding Independent Chairman (continued)

Independent Lead Director

Our Board has established an independent Lead Director position in response to current governance trends as described under “Corporate Governance Information—Board Leadership Structure.” The Board has determined that the Lead Director position:

  Augments the effective independent Board functioning that already exists;
  Mitigates any potential conflict that may arise by combining the Chairman and CEO positions; and
  Enables performance of the duties that might otherwise be performed by a non-executive chairman if needed.

In 2013, our Board adopted expanded Lead Director duties to enhance the Lead Director position. With the expanded duties our Lead Director position includes all duties recommended by ISS. See ”Corporate Governance Information—Board Leadership Stucture” for a discussion of these expanded duties.

Strong Stockholder Support

Our Board has consistently received strong stockholder voting support in director elections. Our stockholders have supported our current Board leadership structure by rejecting the proponent’s similar proposals at the 2012 and 2013 Annual Meetings by a wide margin.

Proponent’s Inaccuracies

We note a number of inaccuracies in the proponent’s supporting statement:

  Proponent’s assertion that given the size of our Board it is “impossible” to attain rotation of Committee membership on the Audit and Nominating and Governance Committees is flawed. Clearly with five independent directors, our Board has the ability to rotate Committee memberships. The Nominating and Governance Committee and the full Board regularly reviews the Committee Structure and to date has concluded that the existing structure operates effectively and efficiently and is not constrained by the size of the Board.
  Contrary to the proponent’s assertion, the Board annually conducts a detailed succession planning process and has succession plans that would be implemented if Ms. Herda or one of the other executive officers leaves his or her position.
  The proponent’s suggestion that the Board members are inexperienced in dealing with corporate governance issues is similarly inaccurate. Our current Board has a total of 68 years of public company board experience. All of our Board members spend considerable time reviewing and considering governance issues and have expertise in this area.
  The proponent’s assertion that an independent chairman would “establish a ‘majority’ voting system to replace the current ‘plurality’ vote standard” illogically ties our Board structure to our requirements for director elections, when, in fact, these are two separate matters. His argument ignores our Director Resignation Policy, which addresses the possibility of a Board nominee receiving less than a majority of the votes (see “Director Resignation Policy” on page 22). Further, in the past three years, the average percentage of votes in favor of our directors has been 98% of votes cast and no director has received less than 96% of such votes.

Our Board as presently composed and structured has been high functioning, highly effective and has served our stockholders well in building shareholder value. Our Board believes that adoption of a policy requiring the election of an independent Chairman would unnecessarily encumber our Board’s functions, would not enhance the Board’s independence or its effectiveness or the flow of information to the Board that now exists and therefore is not in the best interests of our stockholders.

Vote Required

Adoption of the stockholder proposal to require that our Board Chairman be an independent director requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on this matter.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE PROPOSAL TO REQUIRE
THAT OUR BOARD CHAIRMAN BE AN INDEPENDENT DIRECTOR.

(continued)

Proxy Statement	|	19

Corporate Governance Information

Our Corporate Governance Framework

Our approach to corporate governance embraces independence, transparency, engagement and accountability to ensure that we protect the interests of the Company and our shareholders while continuing to drive shareholder value. Our corporate governance framework includes the following features:

Board Independence	Six of seven director nominees are independent under NASDAQ standards All standing committee members are independent
Independent Lead Director	An independent lead director is elected by our independent directors and is available for consultation with major stockholders, as appropriate
Continuity	Board continuity results in effective collaboration
Aligned Interests
  Stock ownership guidelines for directors equal to five times the annual cash retainer
  Director compensation contains a significant equity component
  Policies that prohibit hedging and pledging of our stock by directors

Transparency	Transparency through publicly disclosed Corporate Governance Guidelines and Guidelines for Directors
Highly Engaged Board	98% composite average director attendance at all Board and committee meetings in 2013
Board Oversight of Risk and Strategy
  Active Audit Committee oversight of risk management and cyber-security risk with annual full Board review
  Frequent updates from management regarding progress on financial, operational and strategic execution ensures that our Board stays informed

Accountability
  All directors stand for election annually
  No super-majority voting requirements
  Director resignation policy is applicable to uncontested director elections
  Each common share is entitled to one vote
  Active stockholder outreach program

Succession Planning	Detailed succession planning for our CEO and other executive officers on an annual basis

Governance Structure

The Board is responsible for oversight of the management and direction of our Company and for establishing high level corporate policies. In addition, the Board and various committees of the Board regularly meet to receive and discuss operating, strategic and financial reports presented by senior management as well as reports by experts and other advisers.

Directors regularly participate in corporate review sessions to keep them abreast of our business, technology and operations, as well as risk, risk mitigation and investment opportunities. On an annual basis, the Board conducts a detailed succession planning process that includes a thorough review of succession plans for our CEO and other executive officers.

Our directors are elected annually. The size of our Board is governed by our by-laws, which provide that the Board may set the number of directors by resolution. The Board has determined that our Board will be composed of seven members after the completion of our Annual Meeting.

Our directors participate in director education programs on topics of current interest presented by our subject matter experts and advisers and attend accredited external director education in order to ensure that our Board is well informed on the latest governance trends and issues.

20	|	Proxy Statement

Corporate Governance Information (continued)

Director Nomination Process

Our directors have a critical role in guiding our strategic direction and overseeing our management. The Nominating and Governance Committee considers skilled and experienced candidates with the following qualifications:

Minimum Qualifications
Requisite knowledge, skills and experience to understand our business	The absence of conflicts of interest that would impair the individual’s ability to exercise independent judgment and otherwise discharge his or her fiduciary obligations
The highest personal and professional ethics and integrity	Sufficient time to devote to the individual’s responsibilities as a Board member
Sound business judgment	Ability to meet NASDAQ and other requirements with respect to independence and financial literacy
Ability to represent the interests of all stockholders, rather than advancing the interests of any particular stockholder group or constituency
Additional Qualifications and Considerations
Significant senior management or leadership experience, including public company experience	Strategic vision
Industry experience	Diversity
History of effective collaboration	Demonstrated ability to interact in a dynamic environment

Stockholder Nominees

The Nominating and Governance Committee will consider nominees for directors recommended by stockholders if there is or is anticipated to be a vacancy on the Board and those nominations are submitted in writing to our corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our by-laws. A stockholder recommendation must include detailed contact information, biographical information, relevant qualifications for Board membership, information regarding any relationships between the candidate and us within the last three years and any relationships between the candidate and the stockholder including any compensation arrangements, any contract, understanding, relationship or arrangement under which the stockholder has the right to vote any shares, any stock borrowing arrangement or other short interests to mitigate risk of share ownership, any significant equity or derivative interests, or contractual interest in any principal competitor of the Company, or any other information required to be disclosed in the contested election of directors under applicable SEC rules, and a written indication of the candidate’s willingness to serve. The candidate must be willing to be interviewed by the Nominating and Governance Committee and others and to supply all additional information required for the Nominating and Governance Committee to determine whether the candidate is qualified.

The Nominating and Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Nominating and Governance Committee for Board candidates. The Nominating and Governance Committee evaluates stockholder-recommended candidates using the same criteria it uses to evaluate candidates identified through other sources.

Director Qualifications and
Selection Process

We also believe that it is important for the Board to operate in a cooperative and collegial atmosphere, which facilitates open and candid discussion, and the Nominating and Governance Committee will consider whether candidates will promote that value. In considering a candidate, the Nominating and Governance Committee will consider the current composition and expertise of the serving members and whether a candidate would bring additional, beneficial expertise relevant to the duties of a Board member. The Nominating and Governance Committee believes that Board members should represent diverse viewpoints and when evaluating candidates, the Nominating and Governance Committee considers diversity in perspective as well as race, gender and ethnicity.

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Corporate Governance Information (continued)

The Nominating and Governance Committee assembles relevant information regarding potential nominees and designates one or more members to interview candidates who it believes meet the minimum qualifications. The Nominating and Governance Committee solicits recommendations for nominees from persons that the Nominating and Governance Committee believes are likely to be familiar with qualified candidates, including other Board members. The Nominating and Governance Committee may also engage a search firm to identify qualified candidates.

Director Resignation Policy

To underscore the significance of our stockholders’ voice in the election of directors, in recognition of recent trends with respect to director elections and in response to a stockholder recommendation, in January 2011, the Board adopted a Director Resignation Policy.

Our Director Resignation Policy provides that in an uncontested election, any director nominee who fails to receive a greater number of votes “for” his or her election than votes “withheld” from his or her election must tender his or her resignation.

The Nominating and Governance Committee will promptly evaluate any such resignation and make a recommendation to the Board, in the Company’s and its stockholders’ best interests, whether the resignation should be accepted or other action taken.

Both the Nominating and Governance Committee and the Board may consider all relevant factors in making their recommendations and decisions, including without limitation the circumstances that led to the vote, the director’s qualifications, the director’s past and expected future contributions to us, overall Board composition, and whether accepting a resignation would cause us to fail to meet any applicable rule or regulation (including NASDAQ listing requirements and federal securities laws).

The director who tendered the resignation may not participate in the Nominating and Governance Committee’s evaluation or the Board’s decision. The Board must act on the tendered resignation within 90 days after certification of the stockholder vote and publicly disclose its decision in a Form 8-K furnished to the SEC.

Meetings and Committees

The Board of Directors held 12 meetings in 2013. Each director attended 88% or more of the total number of meetings of the Board and committees on which such director served during 2013. Our independent directors regularly meet in executive session without our CEO present. All nominees for director, except for Larissa Herda, our Chairman and CEO, are independent under the NASDAQ listing rules.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage our directors to attend, subject to their availability for travel at that time. Five members of the Board attended the 2013 Annual Meeting.

Communication with Board of Directors

Information about our process for stockholders who wish to send a communication to the Board of Directors can be found on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance/. Our Board’s lead director is available, as appropriate, for consultation and direct communication if requested by our major stockholders.

Committees of the Board of Directors

The Board has a standing Audit Committee, Nominating and Governance Committee and Compensation Committee. Each of these committees is composed entirely of independent directors.

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Corporate Governance Information (continued)

Audit Committee	Meetings in 2013: 9

Responsible for the following oversight functions:

  The quality and integrity of our financial, accounting and reporting practices and controls, and our financial statements and reports;
  Our Code of Conduct and our Integrity and Ethics Council;
  The independent registered public accounting firm’s qualifications and independence;
  The performance of our internal audit function and the work of our independent registered public accounting firm;
  Our risk management and enterprise risk assessment processes (see “Oversight of Risk Management” below);
  Approves the engagement of our independent registered public accounting firm and the scope of its audit and pre-approves any services to be performed by the firm;
  Reviews and approves all quarterly reports on Form 10-Q and amendments, quarterly earnings releases and conference call scripts, Annual Reports on Form 10-K and amendments and our Annual Report to stockholders prior to issuance;
  Reviews our significant accounting policies and supervises the development of our annual internal audit plans; and
  Reviews adequacy of information system controls and security.
Committee Members: Attorri (I) Mooney (I, F, C) Young (I)
	(I)	Independent as defined by NASDAQ and SEC rules.
	(F)	Audit Committee Financial Expert under SEC rules.
	(C)	Chair

The Audit Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance. The Audit Committee members communicate with each other through formal meetings, by telephone and email. They regularly meet in executive session, both with and without our independent auditors and our Vice President, Internal Audit.

Nominating and Governance Committee	Meetings in 2013: 6

Responsible for the following functions:

  Identifies individuals qualified to become Board members;
  Annually reviews the independence and qualification of incumbent Board members;
  Recommends the director nominees to be considered for election by the stockholders or election by the Board to fill vacancies or newly created directorships;
  Reviews the Board committee structure;
  Makes recommendations regarding corporate governance matters, including policies regarding director selection criteria, Board leadership structure, Board meeting agendas, say-on-pay frequency, stockholder proposals, stockholder communications with the Board, Board evaluations and stockholder nominations of Board candidates; and
  Receives frequent and timely updates on corporate governance developments and trends and evaluates our corporate governance policies in light of those developments, recommending changes to the Board when deemed appropriate.

Recent actions of the Nominating and Governance Committee include:

  In 2011, developed our Director Resignation Policy and Corporate Governance Guidelines;
  In 2012, recommended the establishment of the Lead Director position that the Board adopted; and
  In 2013, recommended additional Lead Director duties to enhance Board governance.
Committee Members: Attorri (I)(C) Hays (I)
	(I)	Independent as defined by NASDAQ and SEC rules.
	(C)	Chair

The Guidelines for Directors, Corporate Governance Guidelines and other policies related to the functioning of our Board are posted on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance. The Nominating and Governance Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance.

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Corporate Governance Information (continued)

Compensation Committee	Meetings in 2013: 5

Responsible for the following functions:

  Reviews and recommends to the Board of Directors the compensation and terms of employment of our named executive officers and certain other senior management personnel and the compensation of the independent directors and oversees risk related to executive compensation;
  Recommends to the Board of Directors all equity-based awards to the named executive officers and oversees the administration of our Stock Plan, our 1998 Stock Option Plan, our 2004 Qualified Stock Purchase Plan and our Deferred Compensation Plan;
  Makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors; and
  Often engages all of the independent directors in executive compensation-related discussions at Board meetings.
Committee Members: Mooney (I) Pickle (I) Young (I, C)
	(I)	Independent as defined by NASDAQ and SEC rules.
	(C)	Chair

The Compensation Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance.

CEO involvement in compensation process; Delegation

See “Compensation Discussion and Analysis — Our Compensation Evaluation Process and Peer Groups – Role of the CEO in Compensation Process for Other Executives” for information regarding our CEO’s involvement in the compensation process.

The Compensation Committee may delegate to committees composed of management employees the day-to-day administration and interpretation of our 2004 Qualified Stock Purchase Plan, our Deferred Compensation Plan, our welfare benefit plans and our 401(k) Plan. The Compensation Committee may delegate to a director, the CEO or other persons the authority to make equity-based awards under our Stock Plan to non-executive employees within certain limits, to construe and interpret that plan (except with respect to awards granted to named executive officers and certain other senior management employees) and to prescribe administrative rules for that plan. The CEO may further delegate her authority in this regard to another officer. The Compensation Committee has delegated this authority to the CEO, who has not currently delegated her authority further.

Compensation Consultant

The Compensation Committee directly retains the services of a consulting firm, Mercer (US), Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), on an annual basis to advise the Compensation Committee on executive compensation matters, to assist in the evaluation of the competitiveness of our executive compensation program and to provide independent insight to the Compensation Committee in the design and operation of these programs. The consultant’s primary role is to provide objective analysis, advice and information and otherwise support the Compensation Committee in the performance of its duties. The Compensation Committee requests information and recommendations from the consultant as the Compensation Committee deems appropriate in order to assist it in structuring and evaluating our executive compensation programs, plans and practices. The consultant reports to the Chairman of the Compensation Committee, who establishes the consultant’s work agenda and determines how and to what extent the consultant interacts with management in the course of its work for the Compensation Committee.

During 2013, the Chairman of the Compensation Committee directed the consultant to work with selected members of our Human Resources staff to obtain the information necessary to carry out its assignments from the Compensation Committee. With respect to our CEO’s compensation, the consultant worked solely with the Compensation Committee. In 2013, the Compensation Committee requested the consultant to review and evaluate the competitiveness of the compensation program for our executive team against peer company data, assess our compensation program against our stated philosophy to align pay with performance, assist in the selection of additional peer group companies and provide an analysis of peer group equity practices. In order to analyze the competitiveness of our independent director compensation, the Compensation Committee obtains and reviews published survey data compiled by outside sources, including the consultant, and proxy statement data regarding director compensation provided by our peer companies.

Protocols included in the consultant’s engagement letter govern the circumstances under which the consultant’s advice and recommendations can be shared with management. The Compensation Committee also

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Corporate Governance Information (continued)

determines the appropriate forum for receiving consultant input. When appropriate, management invitees are present to provide context for the recommendations. In other cases, the Compensation Committee receives the consultant’s input in executive session without management present. This approach protects the Compensation Committee’s ability to receive objective advice from the consultant to use in its independent decisions about executive compensation.

The Compensation Committee’s decisions and recommendations to the full Board regarding the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and input provided by the consultant.

Evaluation of Compensation Consultant Independence

The Compensation Committee has assessed Mercer’s independence considering: (i) the provision of other services to the Company by Mercer and its affiliates; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) Mercer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual advisors with any member of the Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors whom it employs.

In 2013, we incurred approximately $86,000 for services provided by Mercer to the Compensation Committee, of which approximately $76,000 was paid during the year. Mercer did not provide any services directly to management. During 2013, an MMC affiliate (Marsh) provided surety bond brokerage services to us resulting in direct fees to Marsh of approximately $96,000. Marsh also received approximately $200,000 in surety bond underwriting fees from us during 2013, but these payments were remitted by Marsh, on our behalf, to unaffiliated surety bond underwriters.

Our management continues to use Marsh’s performance bond services without regard to the Compensation Committee’s engagement of Mercer because after evaluating other providers in a limited market for such services, management determined that Marsh provides strong service to the Company. Management also considered our long-standing practice of using Marsh’s services for this limited purpose. Neither our Board nor our Compensation Committee approved our use of Marsh for these services because our management approved them in the ordinary course of business and the total fees were not significant to our Company or to MMC.

As part of its evaluation, the Compensation Committee considered the following facts:

  Marsh receives no incentive or other compensation based fee charged to us for other services provided by Mercer Affiliates;
  Mercer is not responsible for selling Marsh’s surety bond services to us;
  The Committee has sole authority to retain and terminate the executive compensation consultant; and
  Mercer’s professional standards prohibit the individual providing consultant services from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations.
Based on these factors, the Compensation Committee concluded that no conflicts of interest exist that would prevent Mercer from independently advising the Compensation Committee and that the advice the committee receives from the compensation consultant is objective and not influenced by Marsh’s relationship with us.

Compensation Committee Interlocks and Insider Participation

None.

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Corporate Governance Information (continued)

Board Leadership Structure

Our Nominating and Governance Committee and the full Board reviews and analyzes our Board leadership structure at least annually and has concluded that the current structure serves the Company well and that the separation of the Chairman and CEO functions would not be in the Company’s best interests or the best interests of our stockholders. Our Board believes that our CEO is best suited to serve as Chairman for the following reasons:

  A super-majority of the Board members (six out of seven nominees) are independent and the Board does not believe that having an independent chair would provide any incremental benefit to outweigh the benefits of the current CEO acting as Chairman.
  Our independent directors are highly engaged in their oversight responsibilities and regularly meet in executive session at Board meetings.
  The Board is operating efficiently and effectively under its current structure.
  The Board believes that Ms. Herda is highly effective as Chairman because she is most familiar with our business, strategy, operations and industry and is therefore in the best position to identify priorities for our Board, oversee the assembly of background materials and preside at Board meetings.
  Ms. Herda’s active role in engaging with investors provides a valuable conduit for the communication of stockholders’ interests to the full Board.
  Three independent directors serve as Chairs of the Compensation, Audit and Nominating and Governance Committees, respectively, providing significant additional opportunities for independent directors to influence agenda-setting, take the lead on topics falling within the jurisdiction of those committees and provide oversight of management.
  Our independent Board members cooperatively determine agenda items for their frequent executive sessions, and discussions are led by the committee chair who has jurisdiction over the subject matter to be discussed, or by the Board member who submitted the agenda item.

Duties and Powers of Our Independent Lead Director

The Board has established the position of Lead Director, who is elected by the Board’s independent directors for a minimum one year term if the position of Chairman is held by the CEO.

The Board believes that the establishment of the Lead Director position further supports the current Board leadership structure. The Board’s independent directors appointed Mr. Hays as Lead Director for 2013. Mr. Hays also served as Lead Director in 2012.

Our Lead Director has the following duties and powers:

  Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
  Serve as liaison between the Chairman and the independent directors, as needed;
  Approve meeting agendas for the Board;
  Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
  Call meetings of the independent directors, if deemed appropriate.

In 2013, our Board enhanced the Lead Director position to encompass all ISS recommended duties by adding the following duties:

  Approve information sent to the Board; and
  If requested by major stockholders, ensure that he or she is available, as appropriate, for consultation and direct communication.

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Corporate Governance Information (continued)

Executive Sessions

Our Board’s policy is to hold an executive session after each regularly scheduled Board meeting. In addition, the Lead Director or any two independent directors may initiate additional executive sessions. The executive session policy further provides that any independent director may submit agenda items for special executive sessions to the Lead Director for communication to all independent directors. The Lead Director presides at executive sessions, and the committee chair who has jurisdiction over an issue to be discussed leads that discussion at executive session. When appropriate, the Lead Director or another director who participated in the executive session is designated to brief the Chairman and other appropriate senior management personnel on the general nature of the discussions of the Board in executive session, convey to them any requests for information or follow up action and review the executive session discussion with any absent independent directors.

Oversight of Risk Management

Our Board oversees our management of risk in several ways. Primary responsibility for risk management oversight is assigned to the Audit Committee through its charter, and issues relating to risk management are regularly included in its meeting agendas. On an annual basis, our management presents to the Audit Committee a detailed risk assessment based on enterprise risk management principles and reviews the Company’s approach to managing those risks, based on input from various departmental leaders. The Audit Committee discusses this assessment in detail and requests follow up when appropriate. The Audit Committee also solicits and receives input from our independent registered public accounting firm regarding financial statement risk. The Audit Committee regularly reports on our risk management to the full Board, and the full Board is briefed by management at least annually on risk management. Management also regularly reviews with the Audit Committee and the full Board other matters related to risk management, such as insurance coverage, the security of our networks and systems and business continuity planning. To the extent that new risks are identified throughout the year due to changes in the economic environment or otherwise, our management, generally our Chief Financial Officer, advises the Board between meetings of these risks and the steps we are taking to address them.

In addition, our Internal Audit Department considers management’s annual risk assessment and conducts interviews with various internal leaders in formulating its annual audit plan. Our internal audit leader discusses proposed internal audit plans and the links between identified risks and the audit topics in detail with the Audit Committee.

Our Compensation Committee oversees the management of risks associated with our executive compensation arrangements and evaluates the relationship between our executive compensation policies, practices and risk to assure that those policies and practices do not incent undue risk taking by our executives. The Board’s role in the oversight of risk management has no effect on its leadership structure.

Director Compensation Table for 2013

The table below summarizes the compensation paid to our independent directors for the year ended December 31, 2013.

A	B	C	D	E	F	G
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Gregory J. Attorri	$90,000	$225,006	$–	N/A	$–	$315,006
Spencer B. Hays	75,000	225,006	–	N/A	–	300,006
Kevin W. Mooney	100,000	225,006	–	N/A	–	325,006
Kirby G. Pickle	75,000	225,006	–	N/A	–	300,006
Roscoe C. Young, II	100,000	225,006	–	N/A	–	325,006

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Corporate Governance Information (continued)

Fees Earned or Paid in Cash (Column B)

The “Fees Earned or Paid in Cash” consist of the cash retainers and committee chairmanship compensation described below.

Stock Awards (Column C)

We made restricted stock award grants with an aggregate value of $225,006 each pursuant to our Stock Plan to the independent directors on January 30, 2013 that were valued at $27.49 per share, the closing price for our common stock on the NASDAQ Global Select Market on the grant date. The value ultimately realized by the directors may be significantly more or less than the amount indicated, depending on the price of our common stock at the time of vesting and sale and whether the director is serving on our Board at that date. The vesting of these awards is described under “—Equity Compensation” below. As of December 31, 2013, each independent director had the following number of restricted stock awards and non-qualified stock options outstanding:

Name	Restricted Stock Awards Outstanding	Options Outstanding
Gregory J. Attorri	30,499	37,000
Spencer B. Hays	25,986	36,000
Kevin W. Mooney	25,685	49,000
Kirby G. Pickle	24,565	101,165
Roscoe C. Young, II	25,685	–

Our Approach to Director Compensation. We do not compensate directors who are our employees for their services as directors. Our Board determines the form and amount of independent director compensation after its review of the Compensation Committee’s recommendations. The Compensation Committee periodically consults with the compensation consultant (see “—Compensation Consultant” above) and reviews data regarding board compensation practices of peer companies as well as national benchmarking sources such as the National Association of Corporate Directors to determine whether our Board compensation is competitive, will help us attract and retain qualified people to serve on our Board and provides appropriate incentives.

Our Compensation Committee’s philosophy regarding remuneration for our independent directors is to provide a total remuneration package that is:

  Aligned with our stockholders’ interests; and
  Market competitive.

At the end of 2012, our Compensation Committee conducted a review of our independent directors’ compensation using published survey data for companies of comparable size to ours ($1 billion to $2.5 billion in annual revenue) and peer company data adjusted to account for the aging of the data. Based on that data, the Compensation Committee concluded that the total direct compensation paid to the independent directors was competitive and no significant changes in total direct compensation were required for 2013. Our independent directors receive a cash retainer of $75,000 annually, payable on a quarterly basis. Recognizing the additional time commitment and workload of the chairmen of our Board committees, we pay additional annual cash compensation of $25,000 to the Audit Committee Chairman and the Compensation Committee Chairman and $15,000 to the Nominating and Governance Committee Chairman. The cash retainers paid to our independent directors have not increased since 2009.

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Corporate Governance Information (continued)

Equity Compensation. In order to foster alignment of our directors’ financial interests with those of our stockholders, the Compensation Committee believes that a substantial portion of our independent directors’ total compensation should be in the form of equity. Consistent with market trends, the Compensation Committee has chosen to provide equity in the form of restricted stock as part of the annual compensation package. Each independent director receives an annual grant of restricted stock with an aggregate value of $225,000, or an amount to be determined by the Board, at the first Board meeting of each year. Restricted stock granted through and including 2012 vests 75% on the first anniversary date of the grant and the balance vests upon the departure of the independent director from the Board, provided that the director has served a term of one year or greater from the date of each grant. If the director’s departure date is less than one year from the date of any restricted stock grant, the restricted stock will be forfeited. In April 2014, our Board determined that any new independent director elected to the Board would receive a prorated portion of the annual restricted stock grant for that year, based on the percentage of the year served.

Beginning in 2013, as part of its annual review of directors’ compensation, the Board determined that the 2013 annual restricted stock grants and future grants will be based on a target value rather than a fixed number of shares and vest in whole on the one year anniversary of the grant. Because the Board adopted Stock Ownership Guidelines, it determined that continuing to defer vesting of a portion of the shares granted each year is no longer needed to assure alignment with our stockholders’ interests.

Stock Ownership Guidelines. In November 2010, to further align our independent directors’ interests with our stockholders, our Board adopted minimum independent director stock ownership guidelines equal to five times the independent directors’ annual cash retainers, which is then converted to a fixed number of shares of our common stock. The guidelines are initially calculated using the annual cash retainer as of the date the guidelines were adopted or the date a person became an independent director, whichever is later. The independent directors are required to achieve the guidelines within five years of becoming a director, or, in the case of persons who were directors at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Shares owned directly by the named director or immediate family members, shares held in trust for the benefit of the director or family members and unvested shares of restricted stock and restricted stock units count toward the requirement. The Board may adjust the guidelines if it determines that there has been a material change in circumstances. At January 1, 2014, all independent directors’ share ownership exceeded the stock ownership guidelines.

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Corporate Governance Information (continued)

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board and selects and oversees our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by Statement of Auditing Standards No. 114, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and us, and has received from and discussed with the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also met with our senior financial and accounting personnel and our independent registered public accounting firm prior to the filing of our 2013 Annual Report on Form 10-K to review the application and disclosure of our critical accounting policies.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee has reviewed the performance of Ernst & Young LLP as our independent registered public accounting firm for 2013, and has approved, subject to stockholder ratification, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

Members of the Audit Committee,

Kevin W. Mooney, Chairman
Roscoe C. Young, II
Gregory J. Attorri

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Corporate Governance Information (continued)

Executive Officers

Larissa L. Herda (55)	John T. Blount (55)	Mark A. Peters (53)

Chairman & CEO	President & COO	Executive VP & CFO

Chairman since June 2001 and Chief Executive Officer since June 1998. President from June 1998 to January 2014 Senior Vice President, Sales from March 1997 to June 1998.

President since January 2014 and Chief Operating Officer since June 2005.

Executive Vice President, Field Operations from October 2000 to June 2005.

Senior Vice President, Sales from June 1998 to October 2000.

Executive Vice President and Chief Financial Officer since January 2007.

Senior Vice President and Chief Financial Officer from April 2005 to January 2007.

Senior Vice President, Treasurer and Acting Chief Financial Officer from November 2004 to April 2005.

Vice President, Treasurer from July 1998 to November 2004.

Jill R. Stuart (59)	Tina A. Davis (64)

Senior VP & Chief Accounting Officer	Senior VP, General Counsel & Secretary

Senior Vice President, Accounting and Finance and Chief Accounting Officer since November 2004. Vice President, Accounting and Finance and Chief Accounting Officer from July 1998 to November 2004.	Senior Vice President, General Counsel and Secretary since June 2013. Senior Vice President and Deputy General Counsel from December 2000 to June 2013.

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Executive Compensation & Other Information

Compensation Discussion and Analysis (“CD&A”)

CD&A Executive Summary

2013 Results

  Strong Financial, Strategic and Operational Results (highlights below)
3 Year CAGR - Our Stock Appreciation vs. CEO Pay

Total Return on Investment(1)

Our 2013 Key Accomplishments

2013 Annual Highlights
Financial(2)
  Grew revenue 6.4% and Modified EBITDA(3) 2.2% for 2013 on a year-over-year basis
  Delivered 35.3% annual Modified EBITDA margin
–  Includes impact of growth initiatives
  Delivered $36.5 million of annual net income, or $0.25 per basic share
–  Or $64.4 million, or $0.44 per basic share, excluding debt extinguishment costs and executive retirement costs, net of tax impacts(3)
Balance Sheet (2)
  Opportunistically refinanced over 70% of 2012 year-end debt, improved terms and rates and extended maturities
–  Avoided up to 20 million shares of potential equity dilution with cash settlement of convertible debt
  For the year, repurchased $415.5 million of shares, with $362.5 million remaining on current share repurchase program
–  Repurchased 14.8 million of shares, or 9.8% of 12/31/12 shares outstanding
  Utilized $959.2 million in cash to execute share repurchases and settle convertible debt
Strategic
  Launched growth initiatives – including new services and capabilities, expanded sales resources and market reach
  In November 2013, announced market expansion to five new markets and in over one-third of existing markets

(1)	Assumes $100 investment in the Company’s stock, invested on 12/31/08 at $8.47 per share, growing to $30.47 per share as of 12/31/2013, benchmarked to a $100 investment in key indices.
(2)	For the year ended December 31, 2013.
(3)	Modified EBITDA and net income excluding debt extinguishment and executive retirement costs, net of tax impacts, are non-GAAP financial measures and are reconciled to net income, the most comparable U.S. GAAP measure, in Appendix A.

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Executive Compensation & Other Information (continued)

Measuring Our Performance–Evaluation Factors

Evaluation Factors

Comparison to Board Approved Forecast Financial Benchmarking for Revenue Growth and EBITDA Margin Operational Accomplishments Strategic Accomplishments

  Pay for Performance–measured on current financial, strategic and operational accomplishments
–  Including how we positioned the Company for future results
  The Company’s 2013 financial results compare favorably to peers for 2013 revenue growth and EBITDA margin
Compensation Design
  Base Salaries – targeted below peer median
  Annual Incentive Awards – Payout based on Company and individual performance
  Equity Awards – Higher % of total direct compensation than peers,
–  putting more compensation at risk and consistent with stockholder input
  Change of Control Provisions – reflect stockholder input for alignment related to mergers and acquisitions
  Peer Selections – based on who we compete with for our talent and customers
  Regression of Large Peers’ Data for Comparability – statistically validated

Our Strong Compensation Governance Practices

TWTC Compensation Governance Practices

Yes	Active Year Long Investor Outreach Program
Yes	Fully Independent Compensation Committee
Yes	Detailed Succession Planning for CEO and Executive Officers
Yes	Executive Compensation is Aligned with Performance
Yes	Change of Control Provisions Aligned with Stockholder Interests
Yes	Required Executive and Board Stock Ownership Guidelines
Yes	Financial Benchmarking to Peers
Yes	Regression Analysis of Large Peers
Yes	Prohibit Hedging or derivative transactions in TWTC stock
Yes	Prohibit Pledging of TWTC shares
Yes	Prohibit Modified Single Trigger or Single Trigger executive contracts

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Executive Compensation & Other Information (continued)

Executive Compensation Overview

Our executive compensation discussion covers the following subjects and explains how our compensation program is designed to pay our named executive officers (“executives“ or “management“) for performance.

Pay for Performance Our Philosophy	“Market Responsive Approach” to Our Business

Compensation Evaluation & Peer Group	Pay Mix

Base Salary	Annual Short-Term Incentive

Long-Term Equity Incentives	Change of Control & Employment Agreements

Other Information	Compensation Tables & Data

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Executive Compensation & Other Information (continued)

Pay for Performance–Our Philosophy and Approach

Our Compensation Committee (“Committee”) and Board have developed our Executive Compensation Philosophy to accommodate our market responsive approach to decision-making in our business, which we believe has led to our strong comprehensive long-term performance.

tw telecom’s Executive Compensation Philosophy

Our Committee’s and Board’s philosophy is to design an executive compensation program to
  Attract, motivate and retain talent
–	critical to achieving our success
  Encourage sound decision-making
–	that creates long-term shareholder value
  Reward the execution of strategic plans
–	to retain our industry leadership
  Value innovation
–	to create and sustain a competitive advantage
  Incent agility to react quickly to opportunities and challenges
–	of a rapidly changing industry and macro-economic environment
Consistent with that philosophy, we believe in
  Competitive compensation
–	including base salary, annual cash incentive, long-term equity incentives and benefits
  Alignment of executive and stockholder interests
–	through a strong emphasis on equity-based compensation and change of control agreements
  Total direct compensation aligned
–	with individual contributions and Company performance

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Executive Compensation & Other Information (continued)

Our Market Responsive Approach to Our Business

Our Market Responsive Approach to Investment and Decision-Making
Our track record of strong financial, operational and strategic results reflects our philosophy of utilizing a market responsive approach that allows us to be agile and adapt to market conditions.
  We establish financial, operational and strategic objectives at the beginning of each year that are aligned with our long-term strategy.
  As we progress though the year, we refine our objectives to respond to market and competitive conditions, all with involvement and concurrence of our Board.
  Consistent with this agile, market responsive approach to managing our business, our Board evaluates and pays our executives for performance based on a multi-dimensional, dynamic basis.
We believe this approach to running our business and compensating management is better suited to the achievement of both short- and long-term results, rather than creating a structure that could drive decision-making that is not long-term focused in order to meet fixed financial targets for compensation.
This approach allows us to respond to:
  shifting macro-economic environment and markets
  customers’ dynamic technology needs, rapidly changing demand and evolving consumption model a changing competitive landscape
  time sensitive market opportunities
For example, in the fourth quarter of 2013, we executed a strategic market expansion that was not in our objectives for 2013. This included leveraging a time sensitive market opportunity that allowed us to cost-effectively acquire fiber, which we plan to light with our own electronics, through a long-term capital lease. We expect this multi-market expansion will enable us in 2014 to enter five new high-demand markets and accelerate the density in over one-third of our existing markets, which we expect to increase our addressable market by expanding our metropolitan and regional fiber footprint.
Our market responsive approach allowed us to leverage this strategic market expansion opportunity, and as a result we recorded an additional $120 million of capital expenditures as a capital lease, or nearly a third higher than our pre-transaction guidance on capital investments, and in excess of our original forecast.
We execute a market responsive approach through:
  a disciplined forecast process throughout the year utilizing the established framework of “Beyond Budgeting,” a widely recognized approach to corporate budgeting that we have used for over ten years. This process:
–	includes rolling quarterly forecasting from all business units based on current market opportunities and conditions, ongoing performance and other inputs
–	enables reprioritization of initiatives based on what we experience in the market on a real time basis
–	focuses on continuous improvement in a broad range of factors such as productivity, process, and business and capital efficiencies
–	allows for refinement of our original annual forecast with our Board’s concurrence to meet market conditions.
  updates to the Board, including opportunities and challenges in the marketplace and progress on our financial, operational and strategic execution
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Executive Compensation & Other Information (continued)

The Benefits of a Market Responsive Approach versus Fixed Targets
We believe that our market responsive approach:
  keeps management and the Board close to market dynamics and serves as a powerful tool and continuous feedback loop to leadership and the Board, allowing us to rapidly react to changing market conditions drives accountability and results, while it is also agile, real-time and flexible, enabling us to capitalize on market opportunities is well-suited to ensure sustainable top line revenue growth, strong margins and long-term value creation for a growth company such as ours, in a highly competitive industry with a small but growing market share is validated by our long track record of 37 consecutive quarters of sequential revenue growth, strong comprehensive results, recognition as a leading industry operator and effective strategic decision-making

Our Compensation Approach Mirrors our Business Philosophy
Because we have adopted a market responsive approach to planning, execution and investment, our Board and the Committee have designed our executive compensation programs to mirror that approach. Accordingly, we believe that our approach to executive compensation incents management to make the right long-term decisions for our business, rather than make decisions to achieve inflexible financial targets that may be inconsistent with long-term shareholder value. We believe this approach effectively links management’s pay with long-term strategic performance of the Company.

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Executive Compensation & Other Information (continued)

Our Compensation Evaluation Process and Peer Group

Our Overall Evaluation Process

Assessing Our Performance under Our Market Responsive Approach
Given our market responsive approach, we and our Board assess multiple dimensions of our performance both for our general business purposes and for determining performance-based executive compensation, including:
  Evaluating our Financial Scorecard—Our financial results are naturally a key aspect of our performance assessment, and we evaluate key measures such as revenue growth, Modified EBITDA margin and returns against both our original and rolling forecast.
  Valuing Multiple Dimensions—We strongly value and evaluate other non-financial dimensions of our business including our operational performance and industry positioning.
  Measuring Strategic Positioning—We also critically assess whether we have continued to advance our strategic position and how we have positioned the Company for the future.
  Assessing Financial Benchmarking—We compare key aspects of our financial performance to our peers despite varying strategies, mix of business lines, and size and business maturity, to serve as additional perspective and context.
  Aligning Our Employee Base—We assess our effectiveness in aligning Company-wide resources to support our objectives.

Oversight of Executive Compensation
The members of the Committee are independent directors Roscoe Young, Chairman, Kevin Mooney and Kirby Pickle. The Committee reviews and recommends to the independent Board members the cash compensation, equity-based awards and terms of employment of the executives and certain other senior management personnel.

The Role of Investor Feedback
We have an extensive investor outreach program and we incorporate investor feedback in our compensation programs and in our decision-making. For example, we have been responsive to investors’ desire for:

  greater equity-based executive compensation to further align with stockholder interests;
  management alignment to pursue the best organic or other means of growing shareholder value, including change of control provisions to further this objective.
Pay for Performance–Competitive Market Data
In addition to their assessment of our annual accomplishments, the Committee considers competitive market data to validate whether the type and amount of compensation that we pay executives is both market-based and appropriately designed to attract and retain exceptional talent.

Annually, the compensation consultant provides our Committee a competitive analysis of our executive compensation program, based primarily on how our pay elements, pay practices and total compensation compare with our selected peer group.

How We Select our Peer Group
In selecting peer companies for executive compensation comparisons we focus on companies that we compete with for both customers and organizational talent. While we compete directly with most of the selected peers, industry consolidation and the absence of companies directly comparable to our unique profile makes selecting a highly comparable set of peers a challenge. Therefore, our peer group includes several companies in adjacent sectors and lines of business.

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Executive Compensation & Other Information (continued)

Why and how we compare ourselves to different size peers–Linear Regression Analysis

The telecom industry is a broad mixture of large, mature companies and relatively new entrants, with a wide variety of business strategies, business mix and sector focus. Because some of the large industry players are among our primary competitors both for talent and customers, we’ve included several of them in our peer group. Further, we communicate with and appear before the same regulators, legislators and large enterprise customers as these companies and therefore have the same requirements for executive knowledge, experience and sophistication as the larger companies.

In order to adjust compensation data of the larger companies in our peer group so that is it comparable to ours, the Committee’s compensation consultant uses a standard and widely-used practice of linear regression analysis.

What is linear regression analysis?

Linear regression analysis uses one independent variable (revenue in our case) to explain and/or predict the outcome of another variable (target compensation levels).

This means that our Committee uses compensation data that is adjusted down to account for the size difference between us and our larger competitors.

In addition, the compensation consultant validated this regression approach by applying another well-accepted statistical tool, “R-squared” analysis, which indicates the extent to which differences in compensation levels can be explained by differences in revenue size. The Committee believes the use of these analytical tools enhances the comparability of the data across our selected peer group.

The Committee recognizes that our profile is unique and that other companies are not directly comparable in size, business mix, strategic focus and market approach. As a result, the Committee’s compensation decisions may reflect differences between us and the peer companies. The peer data that the Committee reviews and considers as part of its decision process is just one of multiple inputs into the compensation decisions.

Our Peers for 2013
Our peer group below is substantially the same as our peer group for 2012, except for the exclusion of two companies that were acquired prior to 2013 and the addition of United States Cellular Corporation.

Our peer group for 2013 includes—
AT&T Inc.	Premier Global Services Inc.
CenturyLink, Inc.	Sprint Corporation
Cincinnati Bell Inc.	Telephone & Data Systems Inc.
Frontier Communications Corp.	United States Cellular Corporation
Level 3 Communications, Inc.	Verizon Communications Inc.
MetroPCS Communications Inc.(1)	Windstream Holdings, Inc.

(1)   Acquired by T-Mobile US, Inc. in May 2013.

Considering the Total Picture
Our Committee considers a comprehensive view of each executive’s total compensation as well as how the individual pay elements fit together with the Committee’s compensation objectives. Therefore, as context for its recommendations, the Committee reviewed the total value of the compensation package recommended by the Committee to the Board for each executive in tally sheet form together with various inputs such as performance, market competitiveness, internal equity between positions and each position’s scope.

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Executive Compensation & Other Information (continued)

Our Say on Pay Vote Results for 2013 Annual Meeting
Beginning in May 2012 we adopted an annual frequency for our stockholder vote to approve executive compensation. In 2013:
  Our stockholders approved the compensation of our executive officers with 82.8% of the votes cast being in favor.
  The Committee reviewed these results and accordingly continued to apply its compensation philosophy with a similar compensation program for 2013 to that approved by the stockholders.

CEO Compensation
The Committee in executive session without the CEO or any other executive officers present assesses the performance of the CEO
  reviews the competitive market data provided by the consultant recommends cash and equity compensation for the CEO to all independent directors for their approval

Role of the CEO in Compensation Process for Other Executives
On an annual basis, the Committee:
  considers the compensation consultant’s analysis of the competitiveness of our executive compensation and the alignment of pay and performance for the executives other than our CEO considers our CEO’s recommendations regarding the appropriate base salary, short-term incentive payout and grants of equity incentives for the other executives based on her assessments of individual performance, which are informed by her detailed knowledge of each executive’s performance formulates recommendations for various elements of total direct compensation for the other executives without the affected executives present delivers its recommendations to our independent directors for their approval
Our CEO attends the portion of the Board meeting during which the Board reviews the Committee’s recommendations for the other executives’ compensation in order to provide additional context, but does not attend portions of the meeting during which her compensation is discussed. Prior to the Board meetings at which compensation decisions are made, the independent directors meet in executive session to review all of the Committee’s recommendations for all executives’ compensation.

Named Executive Officers
Our named executive officer group in 2013 remained the same as in 2012 with the exception of Ms. Davis. Ms. Davis became a named executive officer effective June 18, 2013. Mr. Jones served as our Executive Vice President, General Counsel and Regulatory Policy until June 18, 2013, and as Executive Vice President, Regulatory Policy until his retirement effective September 13, 2013.

Name	Position
Larissa L. Herda	Chairman and Chief Executive Officer
Mark A. Peters	Executive Vice President and Chief Financial Officer
John T. Blount	President and Chief Operating Officer
Paul B. Jones	Executive Vice President, General Counsel and Regulatory Policy (former)
Tina A. Davis	Senior Vice President, General Counsel and Secretary (effective June 2013)
Jill R. Stuart	Senior Vice President, Accounting and Finance and Chief Accounting Officer

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Executive Compensation & Other Information (continued)

Our Pay Mix

Our Pay Elements

We provide the following elements of compensation for our executives: base salary, short-term annual incentives, long-term equity-based incentives and post-termination benefits.

Pay-for-Performance

Our compensation program is designed so that each of the pay components include pay-for-performance features:

Base Salaries:

Although base salaries are fixed and primarily aimed at retention, adjustments to base salary may be made annually based on the competitiveness of this pay element compared to peer group companies and individual performance.

Annual Short-Term Incentive:

While target ranges are primarily based on the competitive market, actual award payouts are based on the Committee’s assessment of our performance and accomplishments for the year and each executive’s individual performance.

Long-Term Incentives:

Long-term incentives in 2013 were granted in the form of restricted stock awards vesting over four years and in the past have also included stock options. Since restricted stock and options are tied to our stock price over a four-year period, these awards directly tie executives’ interests with those of our stockholders. The value of equity awards realized by the executives ultimately depends on the price performance of our stock, which is in large part a reflection of our performance. In addition, the Committee considers the prior year Company and individual performance in determining the size of equity awards.

The Mix of Compensation

The Committee:

  weights our executive compensation mix more heavily toward long-term equity incentive compensation to align with stockholder interests, as encouraged by our large investors;
  generally puts more of management’s compensation at risk than most of our peers due to the heavier weighting of long-term equity, as shown in the charts below; and
  has no pre-established policy or target on the allocation between pay elements in order to remain flexible in a highly competitive and dynamic talent environment for our industry.

At-risk versus Not-at-risk Compensation

The Committee believes that due to the nature of their positions, the percentage of total direct compensation represented by equity should be higher for the CEO, CFO and COO than the General Counsel and the CAO.

Total Direct Compensation

2013 Target Levels for Direct Compensation

The Committee believes that total direct compensation should be commensurate with individual and Company performance.

2013 Actual Total Direct Compensation

For 2013, commensurate with our strong financial, operational and strategic performance, our executives’ individual contributions and our performance against our peer companies, total direct compensation for our CEO, CFO and CAO was generally near the combined peer companies’ 75th percentile, on a regressed basis, for base salary, short-term incentive and current year equity grants, without regard to additional pension, supplemental retirement and personal benefits that many of our peers provide that we do not. Total direct compensation for our COO was higher than the combined peer companies’ 75th percentile, on a regressed basis, for retention purposes and because the Committee considers Mr. Blount’s duties to be broader and more strategic than COOs at peer companies. Total direct compensation for our General Counsel was substantially lower than the combined peer companies’ 75th percentile, on a regressed basis, due to her mid-year promotion and short tenure in her current role.

Our Committee believes that our executives’ total direct compensation compares appropriately with our peer companies due to our performance and because our Committee believes that our long-term incentive grants should be somewhat larger than companies with pension plans and supplemental retirement plans in order to provide for retirement income.

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Executive Compensation & Other Information (continued)

The charts below show the compensation mix for our CEO, CFO and COO for 2013 (using the grant date fair value of the equity compensation as shown in the Summary Compensation Table for 2013), compared with the average compensation mix for our peer group companies’ CEO, CFO and COO for 2012, the most recent period for which data is available.

The charts show that our CEO, CFO and COO receive a higher percentage of their total compensation in the form of equity than the average for comparable executives of the peers in line with our philosophy of aligning management’s interests with that of long-term shareholder value and rewarding strong performance.

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Executive Compensation & Other Information (continued)

Base Salary

Our Philosophy on Base Salary Compensation

Base salaries are designed to attract senior executives and retain them over time. Because of our desire to emphasize the variable, more performance-based incentive compensation elements, our Committee generally targets base salaries for our executives below the peer group median in order to more heavily weight long-term equity to strongly align with stockholders.

We base our salaries largely on

  Individual performance
  Competitive considerations
  Job complexity and tenure
  Impact of the position, and
  Internal pay equity (in relation to other executives and management levels).

2013 Salaries

The base salary increases for 2013 for our executives

  averaged 2%(1),
  were below the average merit-based salary increases for our general employee population, and resulted in base salaries for our
–	CEO: midway between the regressed peer group 25th percentile and the regressed peer group median,
–	COO: at the regressed peer group median, and
–	Other executives: at or below the regressed 25th percentile.

(1)    excluding the salary increase in connection with Ms. Davis’ promotion

2013 Base Salaries ($ in 000s)
Executive	2012 Salary	2013 Salary	Percentage Increase
Larissa L. Herda, CEO	$902	$920	2%
Mark A. Peters, CFO	$425	$434	2%
John T. Blount, COO (President effective January 2014)	$524	$534	2%
Paul B. Jones, General Counsel (former)	$350	$357	2%
Tina A. Davis, General Counsel (effective June 2013)	$247	$265	3	% (1)
Jill R. Stuart, CAO	$247	$254	3%

(1)    Excludes salary increase in June 2013 in connection with Ms. Davis’ promotion to Senior Vice President, General Counsel and Secretary

Impact on Other Pay Elements

  Because our short-term incentive is structured as a percentage of base salary, an increase in base salary increases the executive’s potential Annual Incentive Plan (“AIP”) opportunity.
  Actual amounts of AIP paid are dependent on performance as described below.
  We do not base long-term incentives on a multiple of base salary.
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Executive Compensation & Other Information (continued)

Annual Short-Term Incentive

TWTC’s Annual Incentive Plan Approach

Our Philosophy regarding AIP

Our AIP is a short-term component of incentive compensation designed to align our executives with our strategic objectives, and to align their compensation with our Company performance and their individual performance. It reflects our market responsive approach by incenting management to make what we believe are the right short- and long-term decisions for our business, rather than make decisions to achieve inflexible metrics that may be inconsistent with long-term shareholder value. We do this by assessing Company performance against a range of criteria, including progress on strategic and operational goals, financial performance on an absolute basis and relative to peers and individual performance.

How our AIP Works

The individual target AIP for each executive for 2013 was set as a percentage of base salary as shown below and did not change from the prior year, except for Ms. Davis whose target changed due to her promotion to Senior Vice President, General Counsel and Secretary in June 2013. Potential payouts may range from 0 to 2 times the target:

Executive	AIP target percentage of base salary	Maximum multiple of target	Actual 2013 payout multiple
Larissa L. Herda	175%	2x	1x
Mark A. Peters	100%	2x	1x
John T. Blount	100%	2x	1x
Tina A. Davis	75%	2x	1x
Jill R. Stuart	75%	2x	1x

AIP awards for the executives are shown in the Summary of Compensation for 2013 table under “Non-Equity Incentive Plan Compensation.“

We do not guarantee that the executive officers will receive payouts under the AIP at their individual target levels, and there is no threshold or minimum payout amount under the AIP. We established the individual AIP targets for each position in part by reference to market data and in part based on the potential impact of the executive’s position on our results. The basis for determination of payouts may change somewhat from year to year depending on our and the Board’s focus for that year.

Establishing 2013 Priorities

Our planning for 2013 objectives was premised on our determination that 2013 would be a higher investment year with the objective to accelerate sales growth and position our Company for higher future revenue growth. We anticipated that our initiatives in support of these objectives would pressure our margin and cash flow in the short-term.

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Executive Compensation & Other Information (continued)

Included below are further details on our objectives for 2013

Objective	Target

Increase Sales Reach	Increase direct sales and sales support Expand indirect sales channel Add new distribution channels

Accelerate New Products	Intelligent Network innovation Core product enhancements Add resources for product development

Automate Customer and Other Interfaces	Technology investments to enable the velocity of customer connectivity Enhancing the customer experience

Continue Network Expansions	Add footprint and reach Add density within markets

Drive Value and Optimize Capital Allocation	Drive value through balanced results Optimize balance sheet, investments and return of value to stockholders

The Board of Directors’ Considerations for Determining Management’s 2013 AIP

Comprehensive Results

The Board evaluated the accomplishments listed below against the primary 2013 objectives as well as other financial and operational results, the quality of our execution and our strategic accomplishments and positioning.

Economic and Market Context

Our results were also evaluated in the context of the totality of our accomplishments and ability to move the business forward given the economy and the telecom industry’s market environment.

Financial Benchmarking

We compared our key financial results for revenue growth and EBITDA margin to our peers.

Individual Accomplishments

Our Board also assessed the individual performance of each of the executives and their performance as a management team, including a qualitative assessment of their strategic and people leadership.

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Executive Compensation & Other Information (continued)

Below is a summary of our accomplishments against our goals and objectives for 2013.

Objective	Target

Increase Sales Reach	Increase direct sales and sales support Expand Indirect sales channel Add new distribution channels

We substantially increased our sales reach

  Increased our sales associates by nearly 16% for the year due to additional market opportunities.
  Expanded our indirect channel by expanding our channel management, channel partners and sales contribution
  Added new data center and international carrier sales teams
  Added Applications Provider partners as part of an evolving ecosystem of cloud and data center providers, along with our innovative network solutions
Accelerate New Products	Intelligent Network innovation Core product enhancements Add resources for product development

We delivered innovative new products and capabilities that differentiated us in the market place and demonstrated ongoing leadership in the enterprise space, as we

  Launched many new products, features and capabilities, which has allowed us to attract new customers, close more deals and differentiate our overall product portfolio
  Enhanced our unique Intelligent Network capabilities with our Alerts Driven Dynamic Capacity®, which we offer nationwide across a single integrated platform
  Delivered a prototype of our future Constellation Platform®, which is designed to offer future “click and connect” capabilities and a new consumption model for customers
Automate Customer and Other Interfaces	Technology investments to enable the velocity of customer connectivity Enhancing the customer experience

We continued to automate both our customer and internal interfaces, as we

  Implemented an order management application to provide improved customer coordination and milestone management for multisite complex service installations
  Implemented automated provisioning of customer Internet services
  Developed tools to automate the ordering and testing of third-party provided network access elements
Continue Network Expansions	Add footprint and reach Add density

We continued to expand our market reach as we

  Executed targeted network expansions within existing markets to capture opportunities
  Expanded voice coverage and Ethernet footprint
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Executive Compensation & Other Information (continued)

Objective	Target

Drive Value and Optimize Capital Allocation	Drive value through balanced results Optimize balance sheet, investments and return of value to Stockholders

Our balanced results as of December 31, 2013, include:

  37 consecutive quarters, or more than 9 years, of sequential revenue growth
  46 consecutive quarters of sequential enterprise growth
  33 consecutive quarters or more than 8 years of cash provided by operating activities and positive levered free cash flow(1)
(1)	Excludes capital lease in Q4 2013 and integration and branding costs in Q2 2007. Levered free cash flow, a non-GAAP financial measure, is reconciled to cash provided by operating activities, the most comparable U.S. GAAP measure, in Appendix A.

These strong financial results and liquidity enabled us to allocate capital to multiple initiatives in 2013. As a result, we

–	invested for future growth through success–based capital, new product capabilities and continued market reach
–	returned value to shareholders through share repurchases

We optimized our capital allocation and balance sheet in 2013 as we retired our convertible debt utilizing cash, which avoided up to 20 million shares of potential equity dilution refinanced over 70% of our debt outstanding at the end of 2012, as we improved terms and rates and extended maturities delivered an overall cost of debt of less than 5%
  completed $416 million of share repurchases

Our Results Compared to Peers

  Our annual revenue growth rate was in the top quartile in comparison to our peers, based on their total company consolidated results, and we were the only company with positive wireline revenue growth when compared to the wireline business or segment of our peers.
  Our EBITDA margin was in the top half of the peer group even during a period of high investment.

Accomplishments Beyond our Initial 2013 Goals and Objectives

In the fourth quarter of 2013, we executed a strategic market expansion that was not specifically contemplated in our 2013 objectives that enabled us to cost-effectively acquire dark fiber through a long-term capital lease and significantly increase our addressable market. See “—Pay for Performance —Our Philosophy and Approach —Our Market Responsive Approach to Our Business”).

Our market responsive approach allowed us to leverage this strategic opportunity, and as a result we recorded an additional $120 million of capital expenditures as a capital lease—nearly a third more than our pre-transaction capital expenditure guidance, and in excess of our original internal forecast.

Other Factors impacting the AIP payouts

The Committee also reviewed market data for total cash compensation supplied by its independent compensation consultant and compared the total cash compensation opportunity for our executives to that data to assure that the total cash opportunity remains competitive. However, the AIP awards made in any year are more a function of our and our executives’ performance than market survey comparisons because peer company payouts also reflect differences in plan design, the mix of compensation elements and company performance.

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Executive Compensation & Other Information (continued)

2013 AIP Payout Determination for Our Executives

CEO’s AIP Payout Determination. The Committee determined the CEO’s AIP payout based on the achievements noted above, as well as the following qualitative factors:

  Overall 2013 Company performance relative to the 2013 objectives
  Her strategic leadership
  Her leadership of the executive team
  Her effectiveness in communicating with external stakeholders including investors, analysts, regulators, customers, legislators and industry leaders

The CEO’s payout at her target level reflected the Committee’s judgment of her strong performance on these factors individually and, similar to the other executives, as a member of the executive team.

Individual Assessments

For 2013, the individual performance factors, assessed on a largely qualitative basis, that the Committee considered in recommending the AIP payments for the executives other than the CEO included:

  Their impact on our results relative to the 2013 objectives
  Their demonstration of strategic leadership
  Their functional area’s performance
  Their leadership of people

For the executives other than the CEO, the CEO made recommendations to the Committee regarding the payout percentages under the AIP, applying the factors mentioned above, based on her in-depth knowledge of each individual’s performance, assessments by their peers and, in the case of Ms. Stuart who reports to Mr. Peters, her manager’s assessment.

  The Committee’s decision to award the same percentage payout to the executives reflected its view that there was no significant variation among the individual executives in the quality of their performance and that the executives largely operate as a team with many interdependencies.
  The differences in impact on our business results among the individual positions are reflected in the product of their individual AIP target percentages and their individual base salaries.
  The level of the AIP awards for 2013 was impacted by the Committee’s base salary decisions and its desire to emphasize performance-based variable compensation over base salary as well as reflecting the Committee’s assessment of individual performance.

In addition to their shared accountability and positive results in leading our strategic direction and operational execution, the performance highlights noted in our CEO’s recommendations to the Committee for the AIP payouts included the following:

John Blount, our President and COO–

Led and coordinated the execution of our 2013 objectives to position the Company for higher revenue growth rates. In addition, his team delivered significant new service offerings and increased efficiency and productivity through the launch of new and enhanced automation and tools for service activation, capital approval and other back office and network-related functions. He and his team also led the negotiation and implementation planning for the Company’s strategic market expansion.

Mark Peters, our CFO–

Focused on achieving our balance sheet related objectives through favorable refinancing transactions, cash settlement of our convertible debt and share buy-backs. He continued to play a key role in our strong relationships with investors, successfully communicating the Company’s long-term investment strategy, and actively worked with internal leaders to reinforce and advance the Company’s financial and operational objectives.

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Executive Compensation & Other Information (continued)

Tina Davis, our General Counsel–

Assumed leadership of the legal function mid-year and reorganized her group for improved effectiveness, focused on the protection of the Company’s intellectual property assets, partnered with our Treasury function to help negotiate and document the terms of various financing transactions, led the legal work for our strategic market expansion and strategically managed various litigation matters leading to successful outcomes.

Jill Stuart, our CAO–

Has evolved our accounting and financial reporting capabilities by delivering systems and applications that leverage business intelligence to improve visibility and access to real time information to support strategic growth initiatives. She has further automated processes for efficiency gains, allowing her team to devote more time to business analytics, interactive reports and dashboards to produce information critical to strategic decision-making. Her leadership in overseeing our financial control environment has enabled us to maintain a high level of integrity over financial reporting.

Based on the Company’s performance and achievements, and its assessments of each executive’s individual performance, the Committee determined that the executives as a group met or exceeded all of the Company objectives for 2013 and therefore recommended AIP awards at the target level for each of the executives.

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Executive Compensation & Other Information (continued)

Long-Term Equity Incentives

Our philosophy on long-term equity awards

Large investors have consistently told us that they want us to provide a substantial portion of our executive compensation in the form of equity to align our executives’ interests with our stockholders’ interests. This input has driven the proportions and size of our long-term equity incentive grants, which are designed to deliver long-term compensation value aligned with increasing shareholder value.

Our long-term equity awards in the form of restricted stock vesting over a four year period are designed to–
  align interests of our executives with our stockholders by focusing on long-term shareholder value be competitive with comparable roles at peer group companies create incentives to motivate and retain high caliber talent

Our Committee also designs our long-term equity awards to:

  provide executives with income for retirement, in lieu of the retirement benefits such as defined benefit plans and nonqualified supplemental retirement plans that many peer companies provide reflect the Committee’s view of the scope and impact of each position on our results as well as market competitive information

Factors impacting the size of awards: performance, retention and pay mix

In determining the size of equity awards our Committee looks at the unvested values of prior equity grants that remain to provide retention value and determines what it believes is needed in the form of long-term incentives to continue to retain our executives. The Committee also considers our Company performance in absolute terms and in relation to our peers, the executives’ performance during the prior year and the mix between cash and equity compensation (as discussed above under ”—Our Pay Mix”) that they want to achieve.

2013 Long-Term Incentive Grants

In January 2013, the Committee recommended and the Board approved grants of restricted stock awards to the executives as set forth in the “Grants of Plan-Based Awards for 2013” table. The 2013 grants have annual vesting of 25% over four years consistent with the prior year awards. The Committee determined that the long-term incentive grants for 2013 should be in the form of restricted stock to provide strong linkage between stock performance and executives’ rewards, to provide awards aligned with stockholder interests and to provide retention incentives.

We granted equity awards in 2013 at similar levels to 2012, resulting in total direct compensation that was generally flat in relation to 2012 for all of our executives, except for Ms. Davis, who was promoted to General Counsel in 2013, and Mr. Jones, who received compensation in connection with his retirement in 2013. Due to increases in the market price of the Company’s shares, 26% fewer shares were granted in 2013 than in 2012 to deliver similar grant date values.

Consideration of Performance-Vested Awards

For 2014, our Committee and Board extensively reviewed the advantages and disadvantages to the Company of granting a portion of the long-term incentives in the form of equity that would vest on the basis of achievement of pre-established metrics. After thorough review, the Board determined that a change in long-term incentive grant practices would not be in the Company’s best interests at this time, as:

  The existing compensation structure has resulted in favorable Company results.
  The compensation determinations by the Committee already take into account its analysis of the performance of both the executives and the Company, although not solely on a predetermined metric or formulaic basis, which the Committee believes serves the Company’s best interests.
  Restructuring equity compensation would require broader changes to the design of the executives’ total rewards package, which the Committee and Board deemed unwarranted at such time given our continuing strong performance.

As part of our ongoing efforts to embrace governance and compensation best practices, our Committee and Board continue to evaluate the appropriateness of innovative forms of performance-based equity compensation as part of our total rewards design.

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Executive Compensation & Other Information (continued)

Change of Control and Employment Agreements

Executive Agreements–Our Philosophy

Major investors have emphasized that they want our executives to be in a position to be personally indifferent to a merger or sale of the Company or continuing to operate the Company so they can objectively evaluate all such opportunities. This consideration is a primary driver of the provisions that apply to executives in a change of control.

The Committee provides retention incentives in the form of employment and change of control agreements for these reasons:

  severance protection is an important tool for attracting and retaining key employees, remaining market competitive for executive talent and protecting stockholder interests in a change of control situation our consistent strong performance is in part attributable to the stability, functional expertise and collaboration of the executive team

Below is a discussion of the agreement type and general provisions that the Committee chose to enter into with the executives, as well as the triggers and accelerated vesting provisions. See “Potential Payments upon Termination or Change of Control” for additional details on the change of control agreements and the tables of potential executive payouts.

Change of Control Agreements–Stockholder Alignment and Continuity

In addition to aligning executive interests with those of our stockholders in the event of a merger or sale of the Company, our Change of Control Agreements are intended to promote management continuity if a Change of Control occurs in order to enhance our value to potential buyers provide retention incentives during a period of consolidation in our industry minimize personal financial concerns when considering and negotiating corporate transactions

These Agreements are “double trigger” because they provide severance benefits only if

(1)	a Change of Control occurs, and
(2)	within 18 months we or our successor terminate the executive without “Cause”, or the executive terminates his or her employment for “Good Reason,” both as defined in the Change of Control Agreements.

The Committee chose a double trigger for these severance benefits because it believes executives should not be entitled to benefits solely because of a Change of Control to encourage executives to remain for some period with us or our successor to facilitate a smooth transition, if required

Reasons for Change of Control Agreement Provisions

The Committee:

  has established payout multiples that it believes are reasonable and in line with market practices to protect the executives at:
–   2.99 times base salary and target bonus for the CEO
–   2.5 times base salary and target bonus for the COO
–   2 times base salary and target bonus for the CFO, General Counsel and Chief Accounting Officer
  provides severance benefits if executives terminate employment within the same 18 month period for Good Reason because it is essentially a constructive termination and is conceptually the same as termination by us without Cause
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Executive Compensation & Other Information (continued)

  also believes that this protection is necessary because a potential acquirer may have an incentive to constructively terminate an executive to avoid paying severance benefits has defined Cause more narrowly in the Change of Control Agreements than in the employment agreements, to avoid a potential pretext by an acquirer seeking to avoid severance obligations

Acceleration of Equity Vesting Upon Change of Control

The restricted stock and RSU (Restricted Stock Unit) awards that we granted to the executives and other employees eligible for equity awards in 2013 generally vest upon the completion of a Change of Control. We adopted this “single” trigger treatment for these equity awards because we believe that:

  acceleration of vesting provisions best achieve the objective, as requested by large investors, that our executives be aligned with stockholders in the event of a potential acquisition of the Company and not be personally disincented to pursue such a transaction these provisions are consistent with market practices in our industry and other technology companies employees should have the same opportunities as stockholders to sell their equity at the time of the change in control event and realize the value created at the time of the transaction single trigger vesting enhances the retention value of the equity at the time of grant and aids in retention of executives through the closing of a transaction

Employment Agreements–Attracting and Retaining Executive Talent

We entered into employment agreements and Change of Control agreements with the executives as we describe in detail under “Potential Payments Upon Termination or Change of Control.” Our Board reviewed the status of these agreements prior to their automatic renewal dates and allowed two year renewals due to their determination to retain the individuals.

The Committee believes that severance protection for executives is an important tool for attracting and retaining our executives and remaining competitive with the market for executive talent. The Committee further believes that the following severance multiples for termination without Cause are reasonable because executives are bound by non-compete and non-solicitation obligations for 18 months following termination, and in the case of Ms. Stuart, for one year, and are competitive:

  2.99 times annual base salary plus target bonus for CEO
  1.5 times annual base salary plus target bonus for COO, CFO and General Counsel one time the annual base salary plus target bonus for CAO
52	|	Proxy Statement

Executive Compensation & Other Information (continued)

Other Information

Our Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits all employees and directors from trading in any interest or position relating to the future price of our stock, such as puts, calls or short sales and all other types of hedging transactions relating to the future price of our stock. We also prohibit executives and directors from pledging shares as collateral for margin loans.

Executive Stock Ownership–Minimum Ownership Guidelines

Our Board adopted minimum executive stock ownership guidelines to further align the interests of our executives with our stockholders for a number of shares of our common stock equal to:

  five times our CEO’s annual base salary
  three times annual base salary for the other executives

The guidelines are initially calculated using each executives annual base salary as of the date the guidelines were adopted or the date a person became a named executive officer, whichever is later.

The executive officers are required to achieve these guidelines within five years of becoming a named executive officer, or, within five years of the date of adoption of the guidelines, as is applicable. As of January 1, 2014, all of our executive officers met or exceeded the guidelines. Shares owned directly or in a trust by or for the benefit of the executive officer or immediate family members, and unvested restricted stock and RSUs count toward the ownership requirement. The Board may adjust the guidelines if it determines that there has been a material change in circumstances.

If an executive fails to meet the applicable stock ownership guideline by the required date, he or she will be required to retain an amount equal to 25% of the net shares (net of the exercise price of stock options or withholding taxes) received upon the exercise of stock options or the vesting of restricted stock, RSUs or performance shares until the applicable guideline has been achieved.

Timing of Equity Awards and Other Compensation

The Committee determines the timing of our Compensation Awards.

  The Committee’s practice has been to grant equity-based awards at the first Board meeting of the fiscal year, with four year vesting, in order to drive long-term performance and to act as an effective retention mechanism.
  This is soon after the time that the Committee reviews base salaries and determines the payouts under the AIP based on our executives’ and our performance and allows the Committee to address all of the components of the executive compensation package at approximately the same time.
  Equity awards may also be made at other times for new hires or promotions or at the Board’s discretion. In 2013, Ms. Davis received a grant of restricted stock with a grant date fair value of $125,000 in connection with her promotion to Senior Vice President, General Counsel and Secretary.
  Our annual short-term incentive payments are generally awarded and paid out at year end.

Deductibility of Certain Executive Compensation

Section 162(m) of the Internal Revenue Code limits our income tax deduction for certain executives’ compensation unless the requirements of the section are met. In regard to Section 162(m):

  We intend to maximize the deductibility of executive compensation when consistent with other compensation goals, but we may pay compensation that is not fully deductible if the Committee believes it is in our best interest to do so.
  The compensation of the CEO, COO, General Counsel and CAO in 2013 exceeded the Section 162(m) deductibility limit by approximately $17.6 million in the aggregate and we had sufficient net operating loss carry forwards to minimize the current year cash impact of Section 162(m).
  We have not implemented a short-term incentive plan that complies with Section 162(m), as the Committee believes that would limit our flexibility without a sufficient corresponding benefit to us; however, the Committee will review adopting such a plan in the future if our tax position or compensation levels change significantly.
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Executive Compensation & Other Information (continued)
  Our Committee has the ability under our Stock Plan to authorize the issuance of qualified performance-based stock awards to executives that would comply with Section 162(m) and will continue to have that authority if our Stockholders approve Proposal 4 (see “Proposal 4-Approve the Material Terms of Performance Goals for our Stock Plan”).

Position on Absence of Clawback Policy

Our Board has elected not to adopt a formal clawback policy at this time due to the uncertainties that exist prior to expected SEC rulemaking, and because our Committee’s determination regarding short-term incentives paid to our executives is not solely dependent on achieving pre-determined financial metrics.

Compensation Risk Analysis

We design our compensation programs, including incentive compensation for the executives and other employees, to minimize risk to the business while rewarding employees for achieving long-term strategic objectives in the interests of our stockholders. The Committee considers potential risks when reviewing, structuring and approving executive compensation programs. The factors that we believe mitigate potential risk from our executive compensation programs include:

  Our compensation mix for executives includes base salary, short-term cash incentives and long-term equity incentives, weighted more heavily in favor of long-term equity incentives with four year vesting to promote retention and otherwise achieve alignment with long-term interests.
  Our short-term incentives are based on an overall assessment of our and the executives’ individual achievements, rather than a focus on specific near term financial metrics that could potentially be achieved at the expense of long-term strategic objectives.
  The annual incentives are capped at two times target.
  Our executive stock ownership guidelines further support alignment with long-term stockholder interests.

Under the supervision of the Committee, we also assessed the compensation-related risks for the compensation plans of all of our employees, including:

  Sales commission plans, sales management incentives
  Incentive plans for certain operational employees
  The AIP for non-executives

We consider the designs of these plans, the compensation mix of the affected employees and other internal controls that mitigate any potential risks associated with those plans. Based on these assessments, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K, and based on that review and discussion, recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE: Roscoe C. Young, II, Chairman Kevin W. Mooney Kirby G. Pickle
54	|	Proxy Statement

Executive Compensation & Other Information (continued)

Our Compensation Tables

Summary of Compensation for 2013

The following table summarizes the total compensation paid or earned for the years ended December 31, 2013, 2012 and 2011 by each of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers.

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Larissa L. Herda Chairman and Chief Executive Officer	2013	$915,500	$–	$7,080,022	$–	$1,610,070	$–	$73,898	$9,679,490
	2012	897,500	–	7,080,014	–	1,578,500	–	67,088	9,623,102
	2011	879,750	–	7,070,432	–	1,702,000	–	65,399	9,717,581
Mark A. Peters Executive Vice President and Chief Financial Officer	2013	431,750	–	2,991,022	–	434,010	–	27,086	3,883,868
	2012	422,750	–	2,991,026	–	425,000	–	27,301	3,866,077
	2011	414,000	–	2,988,604	–	458,000	–	24,175	3,884,779

John T. Blount President and Chief Operating Officer	2013	531,500	–	3,824,024	–	534,009	–	38,226	4,927,759
	2012	521,250	–	3,824,016	–	524,000	–	34,930	4,904,196
	2011	510,500	–	3,821,372	–	565,000	–	33,224	4,930,096
Paul B. Jones (1) Executive Vice President, General Counsel and Regulatory Policy	2013	252,269	–	2,948,602	68,070	187,059	–	991,329	4,447,329
	2012	348,250	–	1,465,016	–	262,500	–	31,678	2,107,444
	2011	341,250	–	1,462,339	–	283,000	–	28,202	2,114,791

Tina A. Davis (2) Senior Vice President, General Counsel and Secretary	2013	258,578	–	662,079	–	198,750	–	23,022	1,142,429
Jill R. Stuart Senior Vice President, Accounting and Finance and Chief Accounting Officer	2013	252,250	–	983,015	–	190,500	–	19,639	1,445,404
	2012	245,750	–	983,016	–	231,563	–	20,665	1,480,994
	2011	240,750	–	980,018	–	200,000	–	19,685	1,440,453

(1)	Mr. Jones served as our Executive Vice President, General Counsel and Regulatory Policy until June 18, 2013, and as our Executive Vice President, Regulatory Policy until he voluntarily retired on September 13, 2013. Compensation reported is for his service through September 13, 2013 and for certain post-retirement compensation.

(2)	Ms. Davis was not a named executive officer in 2012 or 2011. Ms. Davis was appointed to serve as Senior Vice President, General Counsel and Secretary effective June 18, 2013, but this table reflects her compensation earned for all of 2013.

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Executive Compensation & Other Information (continued)

Stock and Option Awards (Column E and F)

Amounts in columns E and F reflect the aggregate grant date fair value, as computed in accordance with relevant accounting standards, for awards and options granted pursuant to our Stock Plan for each of the years ended December 31, 2013, 2012 and 2011. Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 14, 2014.

In the case of Mr. Jones, the “Stock Awards” and “Option Awards” include $1,483,577 and $68,070, respectively, for the incremental fair value recognized upon vesting acceleration of his 170,193 shares of restricted stock and 10,000 options outstanding upon retirement (see footnote 1 above). The committee exercised its discretion to accelerate Mr. Jones’ oustanding equity awards based on his long service and contributions to our success.

The value ultimately realized by the executives may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting, exercise and sale and whether certain employment criteria, as applicable, are met to allow vesting.

Non-Equity Incentive Plan Compensation (Column G)

Represents amounts paid in cash in respect of 2013, 2012 and 2011 performance under our AIP. A portion of the AIP for 2010 and 2011 was paid in the form of restricted stock issued in 2011 and 2012, respectively, and vesting over a four-year period. In accordance with applicable SEC rules, the restricted stock issued in 2011 as a portion of the 2010 AIP payout and the restricted stock issued in 2012 as a portion of the 2011 AIP Payout is reported in the table above and the table titled “Grants of Plan-Based Awards“ under “Stock Awards“ for 2011 and 2012, respectively. The AIP is described in “—Compensation Discussion and Analysis—Annual Short-Term Incentive” and following the table titled “Grants of Plan-Based Awards for 2013.”

Change in Pension Value and Non-Qualified Deferred Compensation (Column H)

We do not currently have our own pension plan. However, Mr. Jones and Ms. Stuart will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on their service to us or Time Warner Cable on or prior to December 31, 1998.

Other Compensation (Column I)

The amount shown in the “All Other Compensation” column for 2013 includes contributions of $12,750 made by us to our defined contribution 401(k) plan on behalf of each executive. The amount also includes stipends for the purpose of purchasing additional life and disability insurance of $55,223 for Ms. Herda, $13,152 for Mr. Peters, $19,773 for Mr. Blount, $17,595 for Mr. Jones, $9,633 for Ms. Davis and $6,889 for Ms. Stuart. In the case of Mr. Jones, this amount also includes $959,800 in post-retirement compensation, consisting of $937,125 which represents continuation of annual base salary and an additional amount equal to his target AIP payment and $22,675 for benefit stipend (see footnote 1 above). Tax reimbursements for spousal travel to certain company-sponsored events comprise the additional amounts in this column. Tax reimbursements are less than $6,000 for each executive for the year ended December 31, 2013.

56	|	Proxy Statement

Executive Compensation & Other Information (continued)

Grants of Plan-Based Awards for 2013

The following table lists equity and non-equity plan-based awards, including awards under the AIP, made to our executives named in the Summary Compensation Table during the year ended December 31, 2013.

A	B	C	D	E	F	G	H	I	J	K	L
								All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Larissa L. Herda	1/30/2013	$–	$–	$–	$–	$–	$–	257,549	–	$–	$7,080,022
	N/A	–	1,610,000	3,220,000	–	–	–	–	–	–	N/A
Mark A. Peters	1/30/2013	–	–	–	–	–	–	108,804	–	–	2,991,022
	N/A	–	434,000	868,000	–	–	–	–	–	–	N/A
John T. Blount	1/30/2013	–	–	–	–	–	–	139,106	–	–	3,824,024
	N/A	–	534,000	1,068,000	–	–	–	–	–	–	N/A
Paul B. Jones	1/30/2013	–	–	–	–	–	–	53,293	–	–	3,016,672
	N/A	–	267,750	535,500	–	–	–	–	–	–	N/A
Tina A. Davis	1/30/2013	–	–	–	–	–	–	19,537	–	–	537,072
	6/18/2013	–	–	–	–	–	–	4,336	–	–	125,007
	N/A	–	198,750	397,500	–	–	–	–	–	–	N/A
Jill R. Stuart	1/30/2013	–	–	–	–	–	–	35,759	–	–	983,015
	N/A	–	190,500	381,000	–	–	–	–	–	–	N/A

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C - E)

The amounts reported in column D represent target awards under the AIP, our short-term incentive plan, which is intended to serve as an incentive for performance during each fiscal year. The target awards are equal to a specified percentage of base salary in effect on December 31 of the year with respect to which payment is made. The individual targets for 2013 ranged from 75% to 175% of base salary. Target amounts are not guaranteed and there is no minimum or threshold amount. AIP awards of up to two times target could be paid for extraordinary performance, and amounts significantly below the target amount could be awarded for lesser performance.

The amounts reported in column E represent two times the target amount. There is no strict formula for determining the extent to which AIP awards to executives will be above or below the aggregate individual targets. The actual cash amount of the AIP payouts made in 2013 in respect of 2013 performance is the amount shown in the column titled “Non-Equity Incentive Plan Awards” in the Summary Compensation Table.

Our Committee and Board may determine that AIP payouts for any year may be made entirely in cash, or that a portion of the AIP payouts may be made in the form of our common stock, restricted stock or RSUs, at the Committee’s discretion. See “—Compensation Discussion and Analysis–Annual Short-Term Incentive” for a discussion of how the awards to the executives for 2013 performance were determined.

Proxy Statement	|	57

Executive Compensation & Other Information (continued)

Grant Date Fair Value of Stock and Option Awards (Column L)

The restricted stock grants approved by the Committee in 2013 as long-term incentives for the executives are included in column L. This restricted stock vests in 25% increments on each anniversary of the grant date. The grant date fair value of the restricted stock was $27.49 per share, the closing price of our common stock on the grant date. Also included in column L for Ms. Davis is restricted stock that was granted in connection with her promotion to Senior Vice President, General Counsel and Secretary on June 18, 2013. The restricted stock vests in 25% increments on each anniversary of the grant date. The grant date fair value of the restricted stock was $28.83 per share, the closing price of our common stock on the grant date. There is no assurance that the grant date fair value of stock awards will ever be realized.

The amount reported in column L for Mr. Jones also includes $1,551,647 in incremental fair value recognized upon vesting acceleration of his outstanding equity awards on September 13, 2013, which was calculated using the closing price of our common stock of $29.84 on the date of acceleration for stock awards and a Black-Scholes valuation of $14.38 for stock options. See note (1) to “Summary Compensation Table” above.

58	|	Proxy Statement

Executive Compensation & Other Information (continued)

Outstanding Equity Awards at December 31, 2013

The following table lists outstanding option and stock awards to the executive officers named in the Summary Compensation Table.

A	B	C	D	E	F	G	H	I
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
		Exercisable	Unexercisable
Larissa L. Herda	1/28/2010	139,500	46,500	$15.46	1/28/2020	1/28/2010	85,000	$2,589,950
						1/26/2011	208,321	6,347,541
						1/25/2012	262,482	7,997,827
						1/30/2013	257,549	7,847,518
Mark A. Peters	1/28/2010	–	19,000	$15.46	1/28/2020	1/28/2010	36,250	1,104,538
						1/26/2011	88,055	2,683,036
						1/25/2012	110,889	3,378,788
						1/30/2013	108,804	3,315,258
John T. Blount	1/28/2010	–	24,500	$15.46	1/28/2020	1/28/2010	46,250	1,409,238
						1/26/2011	112,592	3,430,678
						1/25/2012	141,771	4,319,762
						1/30/2013	139,106	4,238,560
Paul B. Jones (1)	1/25/2007	40,000	–	$21.93	1/24/2014	–	–	–
Tina A. Davis	1/28/2009	17,000	–	$ 7.99	1/28/2019	1/28/2010	5,000	152,350
						1/26/2011	15,000	457,050
						1/25/2012	18,537	564,822
						1/30/2013	19,537	595,292
						6/18/2013	4,336	132,118
Jill R. Stuart	1/31/2008	25,000	–	$17.48	1/30/2015	1/28/2010	12,000	365,640
	1/28/2009	30,000	–	$ 7.99	1/27/2019	1/26/2011	28,874	879,791
	1/28/2010	18,000	6,000	$15.46	1/28/2020	1/25/2012	36,444	1,110,449
						1/30/2013	35,759	1,089,577

(1)	Vesting was accelerated by action of our Board of Directors for all outstanding equity awards for Mr. Jones effective September 13, 2013 in connection with his retirement.

Option Awards–Unexercisable (Column D)

Options vest in 25% increments on each anniversary of the grant date.

Stock Awards–Award Grant Date (Column G)

Represents service-based restricted stock awards that were granted on the date shown under the Stock Plan that vest at a rate of 25% per year on the anniversary of the grant date for the four years following the year in which the grant was made if the executive is an active full-time employee of ours on the vesting dates. A portion of these shares granted in 2010, 2011 and 2012 represent the portion of the 2009, 2010 and 2011 AIP awards, respectively, to the executives that was paid in restricted stock rather than cash.

Stock Awards–Market Value of Shares or Units That Have Not Vested (Column I)

Amounts shown are based on the closing price of our common stock on December 31, 2013 ($30.47).

Proxy Statement	|	59

Executive Compensation & Other Information (continued)

Option Exercises and Stock Vested During 2013

The table below discloses certain information regarding options that were exercised and stock awards that vested during 2013 for the executives named in the Summary Compensation Table.

A	B	C	D	F
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Larissa L. Herda	990,000	$11,629,401	361,655	$9,884,897
Mark A. Peters	400,250	3,585,345	148,490	4,058,771
John T. Blount	567,250	5,449,510	193,552	5,290,318
Paul B. Jones (1)	58,750	864,352	248,090	7,207,540
Tina A. Davis	7,500	47,700	23,679	617,121
Jill R. Stuart	140,000	1,288,926	46,086	1,259,814

(1)	Vesting was accelerated by action of our Board for all outstanding equity awards for Mr. Jones effective September 13, 2013 in connection with his retirement.

Value Realized on Exercise (Column C)

The amount shown is the difference between the market price of the underlying shares of our common stock at exercise and the exercise price of the options.

Value Realized on Vesting (Column F)

Amount shown is the aggregate market value on the vesting date of restricted stock awards. These amounts include the following shares that we withheld to satisfy the employee’s minimum tax withholding obligations that arose upon vesting of stock awards:

	Stock Awards
Name	Number of Shares Withheld	Value
Larissa L. Herda	163,103	$4,457,794
Mark A. Peters	63,933	1,747,331
John T. Blount	84,897	2,320,277
Paul B. Jones	110,330	3,214,123
Tina A. Davis	7,700	200,833
Jill R. Stuart	16,267	444,618

60	|	Proxy Statement

Executive Compensation & Other Information (continued)

Potential Payments Upon Termination or Change of Control

Our executives entered into employment agreements and Change of Control Agreements with us effective on the dates shown below. All of these agreements are presently in two-year renewal terms expiring in 2014 or 2015. Mr. Jones’ employment agreement and Change of Control Agreement terminated effective September 13, 2013 due to his retirement. Ms. Davis entered into an employment agreement and Change of Control Agreement with us effective June 18, 2013, the initial terms of which expire in 2015.

Executive	Agreement Term	End Date	Minimum Annual Salary	AIP Target (% of Base Salary)
Larissa L. Herda	2 years	November 4, 2014	$948,000	175%
Mark A. Peters	2 years	September 28, 2014	$447,000	100%
John T. Blount	2 years	October 29, 2015	$550,000	100%
Tina A. Davis	2 years	June 18, 2015	$273,000	75%
Jill R. Stuart	2 years	March 28, 2015	$262,000	75%

Employment Agreements

Termination With and Without Cause.

Ms. Herda. If we terminate Ms. Herda’s employment other than for Cause, as defined in her employment agreement, she is entitled to a lump sum severance payment, contingent upon releasing us from all claims, equal to 2.99 times her then current base salary and target AIP amount, plus a lump sum amount of $42,900 in lieu of reimbursement of premiums for health care continuation coverage, and outplacement or administrative support services capped at $75,000.

Other Executives. If we terminate any other executive’s employment other than for cause, as defined in the employment agreements, the executive is entitled to a lump sum severance payment, contingent upon releasing us from all claims, equal to 1.5 times, in the case of Messrs. Peters, Blount and Ms. Davis, and one time, in the case of Ms. Stuart, their then current base salary and target AIP amount, plus an amount equal to 18 months of premiums for health care continuation coverage (less the amount the executive would have contributed to premiums under our health care plan for active employees).

In such case, the executive is bound by non-competition and non-solicitation covenants for 18 months (or 12 months for Ms. Stuart). If we terminate the executive’s employment for Cause, he or she will only receive earned and unpaid base salary accrued through the date of termination. All of the employment agreements contain a narrow definition of Cause, consisting of such events as conviction of a felony, fraud and willful and reckless behavior that is materially injurious to us.

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Executive Compensation & Other Information (continued)

Amounts to be received for termination without Cause

Projected Payouts Upon Termination Without Cause
Name	Payments/Benefits Upon Termination	Without Cause
Larissa L. Herda	Cash Payment (1)	$7,564,700
	Accelerated Vesting of Long-Term Equity Incentives:
	Stock Options	–
	Restricted Stock Awards/Units	–
	Benefits/Outplacement Services (2)	117,900
	TOTAL:	7,682,600
Mark A. Peters	Cash Payment (1)	1,302,000
	Accelerated Vesting of Long-Term Equity Incentives:
	Stock Options	–
	Restricted Stock Awards/Units	–
	Benefits/Outplacement Services (2)	42,954
	TOTAL:	1,344,954
John T. Blount	Cash Payment (1)	1,602,000
	Accelerated Vesting of Long-Term Equity Incentives:
	Stock Options	–
	Restricted Stock Awards/Units	–
	Benefits/Outplacement Services (2)	43,379
	TOTAL:	1,645,379
Tina A. Davis	Cash Payment (1)	695,625
	Accelerated Vesting of Long-Term Equity Incentives:
	Stock Options	–
	Restricted Stock Awards/Units	–
	Benefits/Outplacement Services (2)	25,364
	TOTAL:	720,989
Jill R. Stuart	Cash Payment (1)	444,500
	Accelerated Vesting of Long-Term Equity Incentives:
	Stock Options	–
	Restricted Stock Awards/Units	–
	Benefits/Outplacement Services (2)	43,362
	TOTAL:	487,862

The amounts shown in the table above assume the terminations occurred on December 31, 2013 and do not include accrued salary, bonus, and vacation pay as of the date of termination and other payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination.

(1)	Amounts are based on the executives’ base salary and target AIP payout for 2013 because the termination is assumed to have occurred on December 31, 2013, the last day of the performance period for AIP purposes.

(2)	Represents payments for health benefits and outplacement or administrative support services.

Termination for Disability or Death. We may terminate the executives’ employment for a disability if he or she is absent from his or her duties with us for 180 consecutive days or any 180 days within any 12 month period. If we do so, we must pay the executive a lump sum equal to 75% of his or her base salary and target AIP amount for 18 months for Ms. Herda, Messrs. Peters and Blount and Ms. Davis and one year for Ms. Stuart, less, in the case of executives other than Ms. Herda, any disability benefits payable to the executive under any disability plan that covers him or her.

If the executive dies during the term of his or her employment agreement, his or her estate or beneficiaries would receive a payment equal to the executive’s base salary for 30 days following the date of death and an amount equal to his or her target AIP amount prorated to the date of death, in addition to any other benefits payable to his or her beneficiaries or estate under the provisions of any of our benefit plans.

62	|	Proxy Statement

Executive Compensation & Other Information (continued)

Amounts to be received for termination for death or disability

Projected Payouts Upon Termination for Death or Disability
Name	Payments/Benefits Upon Termination	Death (3)	Disability (4)
Larissa L. Herda	Cash Payment (1)	$1,685,616	$2,846,250
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	697,965	697,965
	Restricted Stock Awards/Units	24,782,835	24,782,835
	TOTAL:	27,166,416	28,327,050
Mark A. Peters	Cash Payment (1)	469,671	976,500
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	285,190	285,190
	Restricted Stock Awards/Units	10,481,619	10,481,619
	TOTAL:	11,236,480	11,743,309
John T. Blount	Cash Payment (1)	577,890	1,201,500
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	367,745	367,745
	Restricted Stock Awards/Units	13,398,238	13,398,238
	TOTAL:	14,343,873	14,967,483
Tina A. Davis	Cash Payment (1)	220,531	521,719
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	–	–
	Restricted Stock Awards/Units	1,901,633	1,901,633
	TOTAL:	2,122,164	2,423,352
Jill R. Stuart	Cash Payment (1)	211,377	333,375
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	90,060	90,060
	Restricted Stock Awards/Units	3,445,456	3,445,456
	TOTAL:	3,746,893	3,868,891

The amounts in the table above assume the terminations occurred on December 31, 2013 and do not include accrued salary, AIP, and vacation pay as of the date of termination and other payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, except as described in footnote (2) below.

(1)	Amounts are based on the executive’s base salary and target AIP payout for 2013 because the termination is assumed to have occurred on December 31, 2013, the last day of the performance period for AIP purposes.

(2)	Outstanding options and awards immediately vest in the event of total disability or death. These terms are provided on a non-discriminatory basis to our salaried employees. The amounts shown for vested options and awards are based on the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013 ($30.47).

(3)	Amounts shown for cash payment upon death represent executive’s base salary for 30 days following the date of death and an amount equal to his or her AIP target prorated to the date of death.

Proxy Statement	|	63

Executive Compensation & Other Information (continued)

(4)	Amounts shown in the table above represent disability lump sum payments provided for under the executive officer’s employment agreement and, except in the case of Ms. Herda, would be reduced by amounts received under disability insurance policies maintained by us or the executive. In addition to the lump sum payment provided for in the executive’s employment agreement, the executive would receive benefits under our group disability insurance plan. The benefits under the group plan are not available to all employees on a non-discriminatory basis. The executives receive a stipend from us in lieu of supplemental disability insurance policies and may purchase individually owned supplemental disability policies with such stipends if they so choose. The benefits under the group plan are monthly payments based on a percentage of the executives’ salaries. These monthly payments would begin after the contractual lump sum payment was equivalent to the salary the executive would have received under his or her employment agreement had such executive not been terminated. Assuming a termination for disability at December 31, 2013 and a retirement age of 66, the aggregate payments that the executive would receive under the group disability plan if their employment terminated due to disability would be as follows:

Larissa L. Herda	$1,423,125
Mark A. Peters	1,935,000
John T. Blount	1,575,000
Tina A. Davis	163,969
Jill R. Stuart	866,775

Change of Control Agreements–Stockholder Alignment and Continuity

Our Change of Control Agreements are intended to provide appropriate protection to the executives and other key management personnel to further align executive interests with those of our stockholders in the event of an acquisition and minimize personal financial concerns when considering and negotiating corporate transactions that may be in our stockholders’ best interests.

The agreements become effective if a Change of Control occurs during the two-year period from the last renewal date of the agreement (the “Change of Control Period”). The Change of Control Periods automatically renew for successive two year periods, unless we notify the executive of non-renewal at least 60 days in advance of the initial or renewal term. We may not provide such non-renewal notice, except for Cause, if during such 60 day period prior to the Renewal Date, the Company has entered into a nondisclosure agreement with a third party for the purpose of conducting negotiations, and is in the process of conducting negotiations, with respect to a possible transaction that would constitute a Change of Control if consummated.

We agree that the executive will be employed by us or our successor for a new term beginning with the Change of Control and continuing for 18 months in positions commensurate with those held by them prior to the Change of Control at essentially the same base salaries and AIP targets as in effect prior to the Change of Control. The Change of Control Agreements also include protections for the executive against adverse changes in their short-term incentive opportunities and other benefits.

Double Trigger for Severance Benefits. In order for the executive to receive severance benefits, the executive must be terminated by us or our successor without Cause, as defined in the agreements, or must terminate his or her employment for Good Reason, as defined in the agreements within 18 months after a Change of Control. In these cases the executive is entitled to:

(i)	A lump sum severance payment equal to 2.99 times for Ms. Herda, 2.5 times for Mr. Blount, and 2 times for the other executives, their annual base salary, plus their target AIP amount,

(ii)	A prorated target AIP amount for the year in which the Change of Control occurs,

(iii)	Certain payments for health care continuation coverage, and

(iv)	Payments for outplacement or administrative support services.

The payment is subject to the six-month delay mandated by Section 409A of the Internal Revenue Code, if applicable.

Change of Control Definition. The agreements define Change of Control as:

(i)	An individual, entity or group becomes the beneficial owner of 25% or more of our outstanding common stock,

(ii)	The current members of our Board, or persons who were approved by a majority of the current members of the Board, cease to constitute a majority of the Board, or

(iii)	Consummation of a merger, share exchange or sale of substantially all of our assets where we are not the surviving company or the events described in (i) or (ii) above occur.

64	|	Proxy Statement

Executive Compensation & Other Information (continued)

Good Reason is defined under the Change of Control Agreements as:

  The assignment to the executive of any substantial duties that are substantively inconsistent with his or her position, authority or responsibilities prior to the Change of Control;
  A requirement to perform services at an office more than 35 miles from the executive’s location prior to the Change of Control or at a location other than our principal offices;
  A requirement to travel to a substantially greater degree;
  Our breach of any of the material compensation provisions of the agreement;
  The failure of any successor company to assume obligations under the agreement; or
  Our purported termination of the agreement other than as permitted.

All of the Change of Control Agreements contain a narrow definition of Cause, consisting of such events as conviction of a felony, fraud and theft or willful violation of certain provisions of our Code of Conduct that is materially injurious to us.

Proxy Statement	|	65

Executive Compensation & Other Information (continued)

Acceleration of Vesting of Equity Grants

The equity grants that we make to all of our employees who are eligible for equity grants, including our executives, provide that unvested options and restricted stock will vest in full upon the completion of a Change of Control. We explain the reasons for this in our Compensation Discussion and Analysis. In addition, all outstanding unvested options and restricted stock immediately vest upon the death or total disability of the executive, similar to the acceleration of vesting provisions applicable to all of our other employees who hold options, restricted stock or RSUs.

Projected Payouts Under Change of Control Agreements

The table below reflects projected payouts to the executives under the Change of Control Agreements for three potential separation scenarios assuming the separations occurred on December 31, 2013:

(a)	completion of a Change of Control

(b)	completion of Change of Control and termination of the executive’s employment without Cause or for Good Reason as defined in the agreements within 18 months

(c)	Change of Control and termination of the executive for Disability as defined in the Agreements during the 18-month term of the Change of Control Agreement.

			Termination
Name	Payments/Benefits Upon Change of Control	Change of Control	Change of Control- Good Reason; Without Cause (4)	Change of Control- Disability (5)
Larissa L. Herda	Cash Payment (1)	$ –	$ 7,564,700	$ 2,846,250
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	697,965	697,965	697,965
	Restricted Stock Awards/Units	24,782,835	24,782,835	24,782,835
	Benefits/Outplacement Services (3)	–	117,900	–
	TOTAL:	25,480,800	33,163,400	28,327,050
Mark A. Peters	Cash Payment (1)	–	1,736,000	976,500
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	285,190	285,190	285,190
	Restricted Stock Awards/Units	10,481,619	10,481,619	10,481,619
	Benefits/Outplacement Services (3)	–	42,954	–
	TOTAL:	10,766,809	12,545,763	11,743,309
John T. Blount	Cash Payment (1)	–	2,670,000	1,201,500
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	367,745	367,745	367,745
	Restricted Stock Awards/Units	13,398,238	13,398,238	13,398,238
	Benefits/Outplacement Services (3)	–	43,379	–
	TOTAL:	13,765,983	16,479,362	14,967,483
Tina A. Davis	Cash Payment (1)	–	927,500	521,719
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	–	–	–
	Restricted Stock Awards/Units	1,901,633	1,901,633	1,901,633
	Benefits/Outplacement Services (3)	–	25,364	–
	TOTAL:	1,901,633	2,854,497	2,423,352

66	|	Proxy Statement

Executive Compensation & Other Information (continued)

			Termination
Name	Payments/Benefits Upon Change of Control	Change of Control	Change of Control- Good Reason; Without Cause (4)	Change of Control- Disability (5)
Jill R. Stuart	Cash Payment (1)	–	889,000	500,063
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	90,060	90,060	90,060
	Restricted Stock Awards/Units	3,445,456	3,445,456	3,445,456
	Benefits/Outplacement Services (3)	–	43,362	–
	TOTAL:	3,535,516	4,467,878	4,035,579

The amounts shown above do not include accrued salary, AIP, and vacation pay as of the date of termination and other payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, except as described in footnote (2) below.

(1)	Amounts are based on the executive’s base salary and target AIP payout for 2013 because the termination is assumed to have occurred on December 31, 2013, the last day of the performance period for AIP purposes.
(2)	Outstanding options and stock awards immediately vest upon a Change of Control. The amounts shown for vested options and awards are based on the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013 ($30.47).
(3)	Represents payments for health benefits and outplacement or administrative support services.
(4)	Represents amounts payable if a Change of Control occurs and within 18 months thereafter we or our successor terminates the executive without Cause, as defined in the Change of Control Agreements, or the executive terminates his or her employment for Good Reason as defined in the Change of Control Agreements (see “—Change of Control Agreements—Stockholder Alignment and Continuity”).
(5)	Amounts shown in the table above represent disability lump sum payments provided for under the executive’s employment agreement or Change of Control Agreement and, except in the case of Ms. Herda, would be reduced by amounts received under disability insurance policies maintained by us or the executive. In addition to the lump sum payment, the executive would receive benefits under our group disability insurance plan that are not available to all employees on a non-discriminatory basis. The executives receive a stipend from us in lieu of supplemental disability insurance policies. They may purchase individually owned supplemental disability policies with such stipends if they so choose. The benefits under the group plan are monthly payments based on a percentage of the executives’ salaries. These monthly payments would begin after the contractual lump sum payment was equivalent to the salary the executive would have received under his or her employment agreement had such executive not been terminated. Assuming a termination for disability at December 31, 2013 and a retirement age of 66, the aggregate payments that the executives would receive under the group disability plan if their employment terminated due to disability would be as follows:

Larissa L. Herda	$1,423,125
Mark A. Peters	1,935,000
John T. Blount	1,575,000
Tina A. Davis	163,969
Jill R. Stuart	866,775

Proxy Statement	|	67

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) Beneficial Ownership
Reporting Compliance

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and upon representations from those persons, all SEC stock ownership reports required to be filed pursuant to Section 16(a) by those reporting persons during 2013 were timely filed, except for the Form 4s filed on June 7, 2013 by Larissa Herda, Mark Peters, John Blount, Paul Jones and Jill Stuart, each reporting on a delayed basis six transactions for the surrender of shares to the Company to satisfy their tax withholding obligations upon the vesting of restricted stock.

Securities Authorized for Issuance Under
Equity Compensation Plans

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2013, including our 1998 Stock Option Plan, as amended, our Amended and Restated 2000 Employee Stock Plan and our 2004 Qualified Stock Purchase Plan (share amounts in thousands).

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by security holders	4,989 (1)	$14.85	13,126
Equity compensation plans not approved by security holders	–	$–	–
Total	4,989	$14.85	13,126 (2)

(1)	Represents 1,000 unexercised options and 3,989 unvested shares of restricted stock and RSUs as of December 31, 2013.

(2)	As of February 28, 2014, 11,750 shares of our common stock remained available for issuance under our Amended and Restated 2000 Employee Stock Plan.

tw telecom 1998 Stock Option Plan

The tw telecom 1998 Stock Option Plan, as amended (the “1998 Plan”), provides for the granting of non-qualified stock options to officers and eligible employees under terms and conditions set by our Committee. Generally, the outstanding options vest over periods of up to four years and expire seven to ten years from the date of issuance. As of December 31, 2013, approximately 0.2 million shares of common stock were reserved for issuance upon exercise of outstanding options. The 1998 Plan expired in August 2008, and no additional awards may be granted under the 1998 Plan.

68	|	Proxy Statement

Securities Authorized for Issuance Under Equity Compensation Plans (continued)

tw telecom Amended and Restated 2000 Employee Stock Plan

The Company’s Stock Plan, provides for both qualified and non-qualified stock options, stock awards, including RSUs and other performance contingent awards and stock appreciation rights to be issued to directors, officers, and eligible employees under terms and conditions to be set by our Committee. Generally, the outstanding options issued to employees and officers vest over periods of up to four years and expire either seven or ten years from the date of issuance. In June 2003 and June 2009, the stockholders approved amendments to the Stock Plan to authorize an additional 12.5 million and 14.5 million shares, respectively, of common stock that may be issued upon exercise of options or other equity awards. As of December 31, 2013, approximately 2.1 million shares of common stock were reserved for issuance upon exercise of outstanding options and vesting of stock awards and approximately 12.5 million shares of common stock were available for grant under the Stock Plan.

tw telecom 2004 Qualified Stock Purchase Plan

Effective October 1, 2004, we adopted the tw telecom 2004 Qualified Stock Purchase Plan (the “2004 Purchase Plan”). We have not offered shares for purchase under the 2004 Purchase Plan since 2008, but may do so in the future. When shares are offered under the 2004 Purchase Plan, employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of our common stock at a 15% discount to fair market value. Stock purchases may occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. Purchase offerings were conducted each April 1 and

October 1, beginning October 1, 2004 until March 31, 2008. We were initially authorized to issue a total of 600,000 shares of common stock to participants in the 2004 Purchase Plan. In September 2007, the 2004 Purchase Plan was amended to authorize the issuance of an additional 600,000 shares under the 2004 Purchase Plan. As of December 31, 2013, 599,786 shares had been issued under the 2004 Purchase Plan and none of the additional 600,000 shares have been issued under the amended 2004 Stock Purchase Plan. Our stockholders approved the 2004 Purchase Plan and the September 2007 amendment to the 2004 Purchase Plan.

Proxy Statement	|	69

Share Ownership

Share Ownership

The following table lists the ownership of shares of our common stock by our directors and the executive officers, all directors and executive officers as a group, and persons known to us (based on beneficial ownership filings with the SEC) as beneficial owners of more than 5% of our common stock as of February 28, 2014, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. This table assumes 139,833,633 shares of common stock outstanding as of February 28, 2014, without regard to outstanding options, warrants, or convertible securities. Each director’s and executive officer’s address is c/o tw telecom inc., 10475 Park Meadows Drive, Littleton, Colorado 80124.

tw telecom SHARE OWNERSHIP

	No. of Shares (1)	Percent of Class
Five Percent Stockholders:
Columbia Wanger Asset Management, LLC and Columbia Acorn Fund (2)	12,237,600	8.8%
Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund (3)	11,006,337	7.9%
BlackRock, Inc. (4)	9,409,600	6.7%
Corvex Management LP and Keith Meister (5)	9,069,224	6.5%
The Vanguard Group, Inc. (6)	8,789,320	6.3%
Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (7)	8,466,200	6.1%
FMR LLC and Edward C. Johnson, III (8)	7,221,956	5.2%
Directors and Executive Officers:
Larissa L. Herda (9)	1,426,689	1.0%
Gregory J. Attorri	83,030	*
Spencer B. Hays	116,955	*
Kevin W. Mooney	99,163	*
Kirby G. Pickle	111,008	*
Roscoe C. Young, II	33,396	*
Mark A. Peters	201,056	*
John T. Blount	273,717	*
Tina A. Davis	103.977	*
Jill R. Stuart	228,265	*
All directors and executive officers as group (10 persons)	2,677,256	1.9%

*	Represents less than 1%
(1)	We have one class of outstanding common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of common stock issuable upon exercise of options exercisable within 60 days of February 28, 2014, as follows: Ms. Herda — 86,000 shares; Mr. Attorri — 37,000 shares; Mr. Hays — 30,000 shares; Mr. Mooney — 37,000 shares; Mr. Pickle — 37,000 shares; Ms. Davis — 17,000 shares; Ms. Stuart — 54,000 shares; and all directors and executive officers as a group — 298,000 shares, (ii) shares of restricted stock that are unvested as of February 28, 2014, and will not vest within 60 days thereafter but have voting rights, as follows: Ms. Herda — 472,310 shares; Mr. Attorri — 27,486 shares; Mr. Hays — 24,354 shares; Mr. Pickle — 23,401 shares; Messrs. Mooney and Young — 25,211 shares each; Mr. Peters — 199,556 shares; Mr. Blount — 255,140 shares; Ms. Davis — 38,847 shares; Ms. Stuart — 65,553 shares; and all directors and executive officers as a group — 1,157,069 shares, and (iii) excludes restricted stock units that are unvested as of February 28, 2014, and will not vest within 60 days thereafter but have dividend rights, as follows: Ms. Herda — 240,953 shares; Mr. Peters — 119,946 shares; Mr. Blount — 171,351 shares; Ms. Davis — 34,271 shares; Ms. Stuart — 33,688 shares; and all executive officers as a group — 600,209 shares.
(2)	Based on Schedule 13G/A filed on February 6, 2014, Columbia Wanger Asset Management, LLC reported sole voting power of 11,626,600 shares and sole dispositive power of 12,237,600 shares. Columbia Acorn Fund reported sole voting and dispositive power of 9,500,000 shares. The business address of Columbia Wanger Asset Management, LLC and Columbia Acorn Fund is 227 W Monroe Street, Ste. 3000, Chicago, IL 60606.
(3)	Based on Schedule 13G/A filed on February 10, 2014, Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund reported shared voting and dispositive power of 5,382,000 shares. Southeastern Asset Management, Inc. reported sole dispositive power of the remaining 5,624,337 shares and sole voting power of 4,958,537 and no voting power over 665,800 of these remaining shares. The business address of Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund is 6410 Poplar Ave., Ste. 900, Memphis, TN 38119.

70	|	Proxy Statement

Share Ownership (continued)

(4)	Based on Schedule 13G/A filed on January 30, 2014, BlackRock, Inc. reported sole voting power of 8,782,062 shares and sole dispositive power of 9,409,600 shares. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)	Based on Schedule 13D/A filed on June 28, 2013, both Corvex Management LP and Keith Meister have sole voting and dispositive power of 9,069,224 shares. According to its Form 13F filed on February 14, 2014, Corvex Management LP exercised sole investment discretion over 7,660,595 shares as of December 31, 2013. In accordance with SEC guidance, share ownership presented in the table above is based on the beneficial ownership disclosed in the stockholder’s Schedule 13D/A. The business address of Corvex Management LP and Keith Meister is 712 Fifth Avenue, 23rd Floor, New York, NY 10019.
(6)	Based on Schedule 13G/A filed on February 12, 2014, The Vanguard Group, Inc. reported sole voting power of 93,587 shares, sole dispositive power of 8,706,370 shares and shared dispositive power of 82,950 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Based on Schedule 13G filed on February 14, 2014, both Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole voting and dispositive power of 8,466,200 shares. The business address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, NY 10022.
(8)	Based on Schedule 13G filed on February 14, 2014, both FMR LLC and Edward C. Johnson, III have sole dispositive power of 7,221,956 shares, but FMR LLC reported sole voting power of 130,502 shares. The business address of FMR LLC and Edward C. Johnson, III is 245 Summer Street, Boston, MA 02210.
(9)	Ms. Herda’s beneficial ownership includes 868,379 shares held directly and excludes unvested restricted stock units of 240,953 that are not scheduled to vest within 60 days of February 28, 2014.

Proxy Statement	|	71

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Review and Approval of Transactions with Related Persons

We have a written policy governing transactions with related parties that applies to all transactions that are required to be disclosed as related person transactions under Item 404 of Regulation S-K, including purchases, sales, leases and financial transactions. All such transactions must be approved in advance by a member of the Audit Committee, except for transactions that are pursuant to and in accordance with a master agreement that the Audit Committee has already approved. The policy provides a process for the identification and internal communication of the identity of related parties and for written submission of proposed transactions and all relevant information to the Audit Committee. The Audit Committee may delegate its approval authority to one of its members on a monthly or quarterly rotating basis. If a member of the Audit Committee has an interest in a transaction that is subject to review under this policy, that member will not participate in the review or approval process.

In reviewing transactions with related parties, the Audit Committee considers:

  The overall fairness of the transaction to us by considering whether the terms, conditions and pricing are no less favorable to us than those available from unrelated third parties,
  The materiality of the transaction to us,
  The role of the related party in arranging the transaction,
  The selection process for the vendor (if a purchase transaction), and
  Other factors such as benefit to us (such as special expertise, exceptional service, expedited time frames) from the transaction that may not be available from other unrelated third parties.

The Audit Committee will approve a transaction with a related party only if it determines that the transaction is beneficial to us and the terms are fair to us. The Audit Committee may in its sole discretion approve or deny any transaction with a related party or may condition approval of a transaction upon certain protective measures such as limiting the duration or magnitude of the transaction, assuring that the related party, if an individual, is not directly involved in the ongoing relationship between us and the contracting party or in any negotiations with us or requiring that we have the right to terminate the transaction upon notice without penalty.

Related Persons Transactions

We provide data and Internet services to Barclays Global Investors, NA, an affiliate of BlackRock, Inc., which, together with various affiliates, reported beneficial ownership of 6.7% of our common stock as of December 31, 2013. Total 2013 revenue from Barclays Global Investors was approximately $147,000. The sales to Barclays Global Investors were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data, Internet, network and voice services to Southeastern Asset Management, Inc., which reported beneficial ownership of 7.8% of our common stock as of December 31, 2013 (3.8% of which was shared with Longleaf Partners Small-Cap Fund). Total 2013 revenue from Southeastern Asset Management was approximately $118,000. Sales to Southeastern Asset Management were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data, Internet and voice services to Fidelity Investments, an affiliate of FMR LLC. FMR LLC and Edward C. Johnson, III reported beneficial ownership of 5.1% of our common stock as of December 31, 2013. Total revenue from Fidelity Investments for the year ended December 31, 2013 was approximately $146,000. The sales to Fidelity Investments were made on an arm’s length basis using our standard terms, conditions and pricing.

The transactions described above were reviewed and approved by our Audit Committee in accordance with the process described under “Review and Approval of Transactions with Related Persons.”

72	|	Proxy Statement

Submission of Stockholder Proposals

Submission of Stockholder Proposals

If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2015 annual meeting, you must submit your proposals to our Corporate Secretary at our principal executive office no later than December 29, 2014. Under our by-laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to us (containing certain information specified in our by-laws) has been received at least 90 but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. Accordingly, for a matter that a stockholder wishes to propose for consideration at our 2015 annual meeting to be properly considered at the meeting, we must receive notice of the matter, in the form and including the content specified in our by-laws, no earlier than February 5, 2015 and no later than March 9, 2015, unless we hold the meeting more than 30 days earlier or 60 days later than June 5, 2015. If we hold the 2015 annual meeting more than 30 days earlier or 60 days later than June 5, 2015, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 90 days prior to the annual meeting date or the tenth day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Other Business

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Proxy Statement	|	73

Annual Report to Stockholders and Form 10-K

Annual Report to Stockholders and Form 10-K

Our Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2013 (which is not part of our proxy soliciting materials), is being mailed to our stockholders with this proxy statement. This proxy statement and our Annual Report to Stockholders are also available at http://www.twtelecom.com/proxy. If you share an address with another stockholder, you may only receive one set of proxy materials, including the Annual Report to Stockholders, Annual Report on Form 10-K, and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, you may write to us at the address shown below or call us at (303) 542-6894. A copy of our Annual Report on Form 10-K as filed with the SEC is also available at http://www.twtelecom.com/investor-guide/financial-reporting/10Q-10K-filings/ and will be provided without charge to stockholders who write to our Investor Relations Department at: tw telecom inc., 10475 Park Meadows Drive, Littleton, CO 80124.

BY ORDER OF THE BOARD OF DIRECTORS

Tina A. Davis
Senior Vice President, General Counsel and Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Scan this QR Code to view digital versions of our Proxy Statement and 2013 Annual Report and to vote via the Internet

74	|	Proxy Statement

Appendix A

Appendix A

Reconciliation of Net Income to Modified EBITDA

Year Ended December 31, 2013
(amounts in millions)
Net income	$36.5
Income tax expense	33.7
Interest expense, net	95.4
Debt extinguishment costs	39.3
Depreciation, amortization and accretion	308.8
Non-cash stock-based compensation	38.8
Modified EBITDA	$552.5

Reconciliation of Levered Free Cash Flow to Net Cash Provided by Operating Activities

Year Ended December 31, 2013
(amounts in millions)
Levered free cash flow	$(34.1)
Capital expenditures	501.9
Income tax expense	(33.7)
Deferred income taxes	30.7
Changes in operating assets and liabilities and other	(26.3)
Net cash provided by operating activities	$438.5

Reconciliation of Net Income to Net Income Excluding Debt Extinguishment and Executive Retirement Costs, Net of Tax Impacts

	Year Ended December 31, 2013
	Net Income (amounts in millions)	Basic Earnings Per Share
Net income, excluding debt extinguishment and executive retirement costs	$64.4	$0.44
Debt extinguishment and executive retirement costs, net of tax effects	(27.9)	(0.19)
Reported net income and earnings per share	$36.5	$0.25

Please see our fourth quarter earnings press release and supplemental earnings slides at twtelecom.com for more information regarding the non-GAAP measures discussed in this Appendix A.

Proxy Statement	|	75

tw telecom inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 5, 2014
9:00 a.m. MDT

Embassy Suites
1420 Stout Street
Denver, CO 80202

10475 Park Meadows Drive, Littleton, Colorado 80124	proxy

The Board of Directors solicits this proxy for use at the Annual Meeting on June 5, 2014.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5.

By signing the proxy, you revoke all prior proxies and appoint Tina Davis and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 5, 2014. This proxy statement and our 2013 annual report to security holders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

(to be signed and dated on the other side)

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/twtc
Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 4, 2014.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 4, 2014.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

	The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4 below.

1.	Election of	01	Gregory J. Attorri	04	Larissa L. Herda	06	Kirby G. Pickle	☐	Vote FOR all nominees	☐	Vote WITHHELD
	directors:	02	Irene M. Esteves	05	Kevin W. Mooney	07	Roscoe C. Young, II		(except as marked)		from all nominees
		03	Spencer B. Hays

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Ernst & Young LLP to serve as independent registered public accounting firm for 2014.	☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve executive compensation for 2013.	☐	For	☐	Against	☐	Abstain

4.	Approve the Material Terms of Performance Goals for our Amended and Restated 2000 Employee Stock Plan.	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends a vote AGAINST Proposal 5 below.

5.	Stockholder proposal to adopt a policy, and amend the by-laws as necessary, to require that our chairman be an independent member of the board.	☐	For	☐	Against	☐	Abstain

6.	In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AND “AGAINST” PROPOSAL 5.

Address Change? Mark box, sign, and indicate changes below: ☐
Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.